Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

7 November 2022

Pillar 3 Report as at 30 September 2022

Westpac Banking Corporation ("Westpac") today provides the attached Pillar 3 Report (September 2022).

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Andrew Bowden
General Manager, Investor Relations
0438 284 863

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

SEPTEMBER 2022 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Pillar 3 Report

P i l l ar 3 re port Tab l e of c o n t e nts 2 | We s tp ac Gr o up Se p tembe r 2 022 P i l la r 3 r eport Structure of Pillar 3 report Executive summary 3 Introduction 6 Risk appetite and r isk t ypes 7 Controlling and m anaging r isk 8 Group structure 1 5 Capital o verview 1 7 Leverage ratio 2 2 Credit risk management 2 4 Credit risk exposu r es 3 4 Cr e d it risk mitigation 5 8 Counterparty credit risk 6 0 Securitisation 6 3 Market risk 7 3 Interest rate risk in the banking book 7 7 Operational risk 79 Equity risk 8 1 Funding and l iquidity risk management 8 3 Liquidity cover a ge ratio 8 4 Net stable fu n d ing ratio 8 5 Remuneration 8 7 Appendices Appendix I – Regulatory capital reconciliation 9 4 Appendix II – Entities included in r egulatory consolidation 10 0 Appendix I II – Level 3 entities’ asset s and liabilities 10 3 Appendix I V – Regulatory expecte d l oss 10 4 Appen dix V – APS330 quantitative requirements 10 5 Glossary 10 8 Disclosure regarding forward - looking statements 11 3 In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘ we’, ‘us’ and ‘our’ are t o Westpac Banking Corporat i o n and its control led entities ( unless the context indicates otherwise). In this report, unless otherwise stated or the context otherwise requires, references to '$', 'AUD' or 'A$' are to Australian dolla rs. Any discrepancie s bet ween totals and sums of co m p o nents in tables con t ained in this report are due to rounding. In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority ’s (A PRA ) implementation of Basel III. Information c ontai ned in or accessible throu g h the websites men tio n ed in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactiv e tex tual references and are fo r i nformation only ..

Pillar 3 report
Executive summary

Key capital ratios

	30 September 2022	31 March 2022	30 September 2021
Level 2 Regulatory capital structure			
Common equity Tier 1 capital after deductions $m	53,943	52,126	53,808
Risk weighted assets $m	477,620	459,956	436,650
Common equity Tier 1 capital ratio %	11.29	11.33	12.32
Additional Tier 1 capital ratio %	2.10	2.08	2.33
Tier 1 capital ratio %	13.39	13.41	14.65
Tier 2 capital %	5.01	4.30	4.21
Total regulatory capital ratio %	18.40	17.71	18.86
APRA leverage ratio %	5.61	5.60	5.99
Level 1 Regulatory capital structure			
Common equity Tier 1 capital after deductions $m	50,722	48,684	54,314
Risk weighted assets $m	447,010	433,643	431,422
Level 1 Common equity Tier 1 capital ratio %	11.35	11.23	12.59

Common equity Tier 1 capital ratio movement for Second Half 2022 (basis points)


11.33
73
(45)
(38)
(9)
(3)
18
11.29
Mar-22
Cash earnings ex notables
1H22 Dividend
RWA movement
Capital deductions and other items
FX translation impact
Divestments
Sep-22

Westpac's Level 2 CET1 capital ratio was 11.29% at 30 September 2022, 4bps lower than 31 March 2022. Key movements in the CET1 capital ratio over the half were:

- Second Half 2022 cash earnings of $3,467 million, excluding notable items (73bps increase);
- Divestment benefits (18bps increase) mostly from the sale of our Australian Life Insurance business; offset by
- Payment of the 2022 interim dividend (45bps decrease);
- An increase in RWA, (38bps decrease) mostly from higher interest rate risk in the banking book (IRRBB) RWA due to a higher regulatory embedded loss from increased market interest rates (36bps decrease). While exposure at default increased 3% over the half, the impact on RWA was largely offset by improvements in credit metrics;
- Capital deductions and other capital movements (9bps decrease) mostly from a higher deduction for capitalised software (7bps decrease) and capitalised expenditure (3bps decrease) and lower other comprehensive income from the revaluation of debt securities (3bps decrease). These were partly offset by remeasurement of the defined benefit superannuation obligation (5bps increase); and
- Foreign currency impacts of (3bps decrease)[1] from the depreciation of the A$ against the US$ partly offset by the appreciation of the A$ against the NZ$.

[1] Reflecting the net impact of movements in the foreign currency translation reserve and RWA.

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Westpac Group September 2022 Pillar 3 report | 3

P i l l a r 3 r ep o r t E xecuti v e s u m ma r y 4 | We s tp ac Gr o up Se p tembe r 2 022 P i l la r 3 r eport Exposure a t De f ault Expo sure at default (EAD) i n creased $ 30 ..2 billion ov er the half pr imarily due to : • A $17 ..0 bil l ion increase in corporat e exposures from higher lending and derivatives ; • A $ 11 .. 0 bill i o n incr ease in residential mortgages exposures ; and • A $3.1 b illio n increase in sover eign exposure s due to an increase in liquid assets .. R is k Weighted Assets (RWA) $m 30 September 2022 31 March 2022 30 September 2021 Risk weighted assets at Level 2 Credit risk 362,098 359,673 357,295 Market risk 9,290 9,596 6,662 Operational risk 59,063 57,875 55,875 Interest rate risk in the banking book 42,782 27,710 11,446 Other 4,387 5,102 5,372 Total RWA 477,620 459,956 436,650 Total Exposure at Default 1,214,041 1,183,812 1,153,186 T otal RWA increa sed $ 1 7.7 billion o r 3.8% o ver the half with most of the increase in non - credit RWA. Non - credit risk RWA were $15.2 billion higher, mainly from a $15. 1 billion incr ease in IRRBB RWA over the half. The increase in IRRBB RWA was mainly due to a higher regul atory embedded loss from in creased market interest rates. A regulatory e m bedded loss occurs as We stpac’s equity is invested over a three - year investment horizon, com pared to the regulatory investment term of one year. The $2.4 billion incre ase in credit r isk R W A included: • A $4.7 bi llion increase from higher lending mostly acr o ss residential mortgages , corporate and business le nding partly offset by lower lending in o ther retail; • A $1.3 billion increase associated with derivative exposures ( counterparty cr edit r isk and mark - to - marke t related credit risk) primarily due to increases in the mark - to - market value of derivatives from higher foreign currency translation effects ; • A $0.5 billion increa s e in foreign cu rrency translation impacts mostly from the depre ciation of the A$ against the U S$; partly offset by • A $4.1 billion net decrease from movements in risk weightings. This includes an $8.2 billion decrease from the impact of improved credit metrics for mortga ges and corporate lending, and imp lementation of a revised model for business lending. This reductio n was partly offset by our application of the mortgage risk weight floor of 25% which resulted in a $4. 1 billion increase in RWAs over the half .. A dditiona l Tier 1 an d Tier 2 Ca pital m o ve me nts f o r First H alf 20 2 2 On 20 July 2022, Westpac issued $1.51 billion of Additional Tier 1 c apital (Westpac Capital Notes 9), of which approximately $ 0 ..69 billion comprised reinvestment by holders of Westpac Capital Notes 2 (WCN 2). O n 23 September 202 2, W estpac redeeme d approxi mately $0.62 billion WCN 2 that remained on issue. The net impact of these t ransactions was an incr ease in Tier 1 capital of a p p roximately 4bps. On 2 December 2021, APRA announced a requirement for d omestic s ystemically i mportant b an k s (D - SIBs) (including Westpac) to incre ase their tota l capital requirement by 4.5 percentage points of RWA under the current capital adequacy framework to be met by 1 January 2026. The addi t ional total capital is expected to be met through additional Tier 2 Cap ital 1 .. During the half, Westpac i s sued JPY 26 bi llion, US$1.0 billion an d SGD 450m of Tier 2 capital instruments. West pac also redeemed JPY 12 billion, JPY 13.5 billion, HKD 600 milli o n a nd SGD 325 million of Tier 2 c apital instruments. The net impa ct was an increase in the total regulato r y capital rati o of approximately 33bps .. T his will assist Westpac to meet APRA’s revised requirements. L everage R a tio The leverage rat io rep rese nts the amo u nt of Tie r 1 cap it al rela t i v e to exposure 2 .. At 3 0 Septe mb er 20 22 , Westpac’s l e verag e ratio was 5. 6 1%, up 1 bp sin ce 3 1 March 202 2 due to an increase i n Tier 1 capital, partly offse t by higher on balance shee t expos u res .. 1 I n our funding, this increase in total capital is likely to be offset b y a decrease in long - te rm w holesale funding. 2 As defin ed u n de r A tta c hm e nt D o f AP S1 10: C apit al A d e q uacy.

Pillar 3 report
Executive summary

Liquidity Coverage Ratio (LCR)

Westpac's average LCR for the quarter ending 30 September 2022 was 132% (31 March 2022: 137%).

Net Stable Funding Ratio (NSFR)

Westpac had an NSFR of 121%[1] as at 30 September 2022 (31 March 2022: 125%).

[1] Calculated as total available stable funding divided by total required stable funding as at end of the quarter.

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Pillar 3 report
Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Standardised Measurement Approach (SMA) for operational risk[1].

In accordance with APS330 Public Disclosure, financial institutions that have received the Advanced IRB accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report describes Westpac's risk management practices and presents the prudential assessment of Westpac's capital adequacy as at 30 September 2022.

In addition to this report, the regulatory disclosures section of the Westpac website[2] contains the reporting requirements for:

- Capital instruments under Attachment B of APS330; and
- The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

- A new capital instrument is issued that will form part of regulatory capital; or
- A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1] From 1 January 2022, Westpac has adopted the Standardised Measurement Approach (SMA) to Operational Risk Capital as permitted by Prudential Standard APS115 Capital Adequacy: Standardised Measurement Approach to Operational Risk.
[2] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

6 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Risk appetite and risk types

Westpac's appetite for risk is informed by our strategic objectives and business plans, regulatory rules and ratios, and the potential for adverse outcomes that may result in material impacts on our customers, our staff, our reputation, our regulatory relationships and/or our financial position including the potential for capital and liquidity ratios to fall below target levels in stressed scenarios.

Westpac distinguishes between different types of risk and takes an integrated approach toward identifying, assessing, and managing risks. The annual review of Westpac's Risk Management Framework, which includes the Risk Management Strategy and Board Risk Appetite Statement, together with the establishment and monitoring of key controls through supporting frameworks and policies all play vital roles.

Overview of key risk types

- risk culture – the risk that our culture does not promote and reinforce behavioural expectations or structures to identify, understand, discuss and act on risks. Poor risk culture can lead to ineffective risk management, poor risk awareness, risk-taking outside of risk appetite that is tolerated and a culture where key learnings are not integrated into Group-wide and customer outcomes, impeding continuous improvement;
- strategic risk – the risk that Westpac makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the operating environment;
- capital adequacy risk – the risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under normal operating environments or stressed conditions;
- funding and liquidity risk – the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets;
- credit risk – the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac;
- market risk – the risk of an adverse impact on earnings resulting from changes in the value of Westpac's positions as a result of a change in financial market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book, which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates;
- operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The definition excludes strategic risk. While legal risk and regulatory risk arise through inadequate or failed processes, people, and systems or from external events, these are reflected primarily in compliance and conduct risk;
- cyber risk – the risk that Westpac or its third parties' data or technology are inappropriately accessed, manipulated, or damaged from cyber security threats or vulnerabilities;
- compliance and conduct risk – the risk of failing to abide by compliance obligations required of us or otherwise failing to have behaviours and practices that deliver suitable, fair, and clear outcomes for our customers and that support market integrity;
- reputational and sustainability risk − the risk of failing to recognise or address environmental, social or governance (ESG) issues and the risk that an action, inaction, transaction, investment, or event will reduce trust in Westpac's integrity and competence by clients, counterparties, investors, regulators, employees, or the public; and
- financial crime risk – the risk that Westpac fails to prevent financial crime and comply with applicable global financial crime regulatory obligations.

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Pillar 3 report
Controlling and managing risk

We have adopted and continue to embed a Three Lines of Defence model which enables all our people to understand their own roles and responsibilities in the active management of risk. We have put in place a risk management framework that seeks to:

- achieve our purpose of helping Australians and New Zealanders succeed;
- deliver fair outcomes for our customers and counterparties that support market integrity;
- protect Westpac's depositors and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums;
- manage risk within appetite;
- seek appropriate reward for risk we take aligned to our purpose, values and behaviours; and
- meet our regulatory and statutory obligations.

The Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement are reviewed annually by the Board Risk Committee. The review of the Risk Management Framework includes consideration of whether the framework continues to be sound, and that Westpac is operating with due regard to risk appetite. The Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement were approved by the Board, on the recommendation of the Board Risk Committee, during the 12 months to 30 September 2022.

Risk management governance structure as at 30 September 2022

Board	• approves the Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement and monitors the effectiveness of risk management by Westpac; • forms a view of Westpac's risk culture and oversees the identification of, and steps taken, to address any changes to risk culture; and • makes an annual declaration to APRA on risk management in accordance with regulatory requirements.
Board Risk Committee (BRiskC)	Assists the Board to: • consider and approve Westpac's overall risk framework for managing financial and non-financial risks; • oversee risk culture across Westpac; • oversee Westpac's risk profile and set risk appetite for material risks; • review and approve the Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement; • make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management. The Committee is also responsible for: • reviewing and monitoring Westpac's risk profile and controls for consistency with the Board Risk Appetite Statement; • reviewing and approving other risk management frameworks and monitoring performance under those frameworks (as appropriate) and reviewing and approving key supporting policies; • overseeing and approving the Group's Recovery Plan; • reviewing and approving the limits and conditions that apply to the delegated credit risk and market risk approval authorities; • monitoring changes anticipated for the economic and business environment including consideration of emerging risks and other factors considered relevant to our risk profile and risk appetite; • reviewing and where appropriate approving risks beyond the approval discretion provided to management; and • overseeing material legal and regulatory change relevant to Westpac and the management of material litigation and regulatory investigations and associated remediation activities.

8 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Controlling and managing risk

Risk management governance structure (continued)

From the perspective of specific types of risk, the BRiskC's role includes:

- credit risk – reviewing and approving the Group Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement and material policies and limits supporting the Group Credit Risk Management Framework, approving credit provisioning levels, and monitoring the risk profile, performance, and management of our credit portfolio;
- funding and liquidity risk – reviewing and approving the Group Liquidity Risk Management Framework and key policies and limits supporting that framework, including our annual funding strategy, recovery and resolution plans, liquidity targets and limits, and monitoring the liquidity position and requirements;
- capital adequacy risk – reviewing and approving the Group Capital Adequacy Risk Management Framework and key policies and limits supporting that framework, overseeing and approving the Internal Capital Adequacy Assessment Process (ICAAP) and in doing so, reviewing and recommending target capital ranges for Board approval (where appropriate) and reviewing and monitoring capital levels for consistency with the Board Risk Appetite Statement;
- market risk – reviewing and approving the Group Market Risk Management Framework and key policies and limits supporting that framework, and reviewing Westpac's trading and non-trading market risk profiles and their respective exposure against limits;
- operational risk – reviewing and approving the Group Operational Risk Management Framework and key policies supporting that framework, and monitoring the performance of operational risk management and controls;
- cyber risk – reviewing and approving the Group Cyber Risk Management Framework and key policies supporting that framework, and monitoring Westpac's cyber risk management and controls;
- financial crime risk – reviewing and approving the Group Financial Crime Risk Management Framework and key supporting policies, and monitoring Westpac's financial crime risk profile and controls;
- compliance and conduct risk – reviewing and approving the Group Compliance and Conduct Risk Management Framework and key supporting policies, and reviewing and monitoring Westpac's compliance risk performance and controls.
- risk culture – reviewing and approving the Group Risk Culture Framework, monitoring the associated measurement and management of this risk, forming a view on Westpac's risk culture and the extent to which it supports our ability to operate consistently within the Group Risk Management Framework and Board Risk Appetite Statement, and overseeing the identification of, and steps taken to address, any desirable changes to risk culture; and
- reputational and sustainability risk – reviewing and approving the Group Reputation and Sustainability Risk Management Frameworks and monitoring the associated management of these risks.

The Board Risk Committee also:

- reviews Westpac's Group stress testing results, monitors management response and provides recommendations for future scenarios;
- provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee;
- refers or recommends to the Board and any other Board Committees (as appropriate) any matters that have come to the attention of the Board Risk Committee that are relevant for the Board or the respective Board Committee; and
- in its capacity as the Westpac Group's US Risk Committee, oversees the key risks, risk management framework and policies of Westpac's US operations.

Westpac GROUP

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Pillar 3 report
Controlling and managing risk

Risk management governance structure (continued)

Board Committees with a Risk Focus	**Board Audit Committee (BAC)** Assists the Board by overseeing the: • integrity of financial statements and financial reporting systems of Westpac and its related bodies corporate; • external audit engagement, including the external auditor's qualifications, performance, independence and fees; • performance of the internal audit function; and • integrity of the Group's corporate reporting including Westpac's financial reporting and compliance with prudential regulatory reporting and professional accounting requirements. **Board Remuneration Committee (BRemC)** Assists the Board by reviewing and recommending: • the remuneration framework as articulated in the Group Remuneration Policy; • remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy; • the remuneration arrangements and outcomes of employees of the Westpac Group in accordance with the Group Remuneration Policy; • corporate goals and objectives relevant to the remuneration of the CEO; and • the design and terms of any equity-based plans including plan rules and any applicable performance hurdles.
Executive Team	**Westpac Executive Team (ET)** • executes the Board-approved strategy; • delivers Westpac's various strategic and performance goals within the approved risk appetite; and • endorse climate change and human rights position statements for approval by the Board. All other position statements on sustainability issues are approved by the CEO.
Executive risk committees	**Westpac Group Executive Risk Committee (RISKCO)** • informs the CEO, Chief Risk Officer and other accountable individuals in making risk-related decisions in respect of the Group; • informs attendees in making material decisions in their area of responsibility, with due consideration of Westpac's risk profile and risk culture; • reviews and provides input on Westpac's Risk Management Framework and Risk Management Strategy for approval by the Board; • oversees the implementation and performance of the Risk Management Framework and the Risk Management Strategy as well as required controls and actions; • reviews and monitors risk class risk management frameworks and key supporting policies, as required; • reviews and provides input on the Board Risk Appetite Statement for approval by the Board, oversees the implementation of the Board Risk Appetite Statement and monitors Westpac's risk profile against its risk appetite measures and thresholds; • monitors the Group's risk culture, its alignment to risk appetite and related actions; • analyses emerging risks and oversees the adequacy of Westpac's response; and • reviews the methodology, scenarios and outcomes of, annual stress testing, material risk models and risk measurement methodologies, including impacts on capital adequacy and the Group's Recovery Plan.

10 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Asset & Liability Committee (ALCO)

- facilitates the optimisation of funding and liquidity risk-reward across Westpac;
- reviews the level and quality of capital to ensure that it is commensurate with Westpac's risk profile, business strategy and risk appetite;
- oversees the Liquidity Risk Management Framework, Capital Adequacy Risk Management Framework and key supporting policies;
- oversees the funding and liquidity risk profile and balance sheet risk profile; and
- identifies emerging funding and liquidity risks and oversees actions to respond as appropriate.

Westpac Group Credit Risk Committee (CREDCO)

- reviews and provides input on the Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement, and key supporting policies and limits;
- oversees Westpac's credit risk profile;
- reviews reporting from the Climate Change Financial Risk Committee, which is chaired by the Group Chief Credit Officer and identifies and manages the potential impact on credit exposures from climate-related transition and physical risks; and
- identifies emerging credit risks and facilitates strategic and business developments.

Westpac Group Market Risk Committee (MARCO)

- reviews and provides input on the Market Risk Management Framework and key market risk management policies;
- reviews and provides input on policies and limits for managing traded and non-traded market risk; and
- monitors Westpac's market risk profile, appetite and exposures.

Westpac Group Operational Risk, Compliance and Resilience Committee (ORCR)

- reviews and provides input on the Operational Risk Management Framework, the Cyber Risk Management Framework and the Compliance and Conduct Risk Management Framework, and key supporting policies;
- oversees Westpac's operational risk, cyber risk, and conduct and compliance risk profiles; and
- analyses emerging operational, cyber, conduct and compliance risks.

Westpac GROUP
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Pillar 3 report
Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Remuneration Oversight Committee (ROC)

- supports the CEO, BRemC and the Board by reviewing and approving remuneration frameworks, guidelines and short term variable reward plans underpinning the Board-approved Westpac Group Remuneration Policy;
- assists the BRemC and the Board in fulfilling their responsibility to oversee Westpac's remuneration policies and practices, in the context that these policies and practices fairly and responsibly reward individuals having regard to customer and shareholder interests, long term financial soundness and prudent risk management;
- recommends to the CEO for recommendation to the BRemC remuneration arrangements including remuneration review and remuneration adjustment outcomes for Responsible Persons, risk and financial control employees, Material Risk Takers and other individuals whose activities may impact the financial soundness of Westpac below the Group Executive level; and
- recommends to the CEO for recommendation to the BRemC the criteria and rationale for determining the total quantum of Westpac's variable reward pool.

Model Risk Committee

- reviews and recommends the Group Model Risk Policy and key model risk management policies for approval;
- reviews and monitors model risk and material models across Westpac; and
- reviews and monitors design quality and operating effectiveness of material models.

Stress Testing Committee

- reviews and provides input on the Group Capital Stress Testing Policy;
- reviews and monitors the effectiveness of Westpac's Group stress-testing framework;
- oversees the generation and selection of Group stress testing scenarios; and
- considers emerging risks with respect to Group stress testing scenarios and oversees the adequacy of the response.

Westpac Group Financial Crime Risk Committee

- reviews and provides input on the Group's Financial Crime risk appetite measures for inclusion in the Board Risk Appetite Statement;
- reviews and provides input on the Financial Crime Risk Management Framework, key supporting policies, programs and standards;
- reviews regular reporting on Westpac's aggregate Financial Crime risk exposures and issues; and
- analyses emerging financial crime risks developments and implications of changes in the regulatory and external environment.

12 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Controlling and managing risk

Risk management governance structure (continued)

Risk function	**Risk Function** • promotes a strong risk culture; • owns the design and content of the Risk Management Framework; • defines the structure and coverage of risk appetite; • defines the annual Risk Management Strategy to execute the Risk Management Framework ensuring that the management of risks is in alignment with risk appetite and business strategy; • establishes risk policies, procedures and limits; • measures and reports on risk levels; and • provides oversight of and direction on the management of risks, including Compliance and Conduct and Financial Crime risks.
Independent internal review	**Group Audit** • provides independent assurance to the Board, relevant Board Committees and Senior Management on the adequacy and effectiveness of the Group's governance, risk management and internal controls.
Divisional business units and Functions	**Business Units and Functions** • responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and • establish and maintain appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures.

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Pillar 3 report
Controlling and managing risk

Roles and responsibilities

We have adopted and continue to embed a Three Lines of Defence model which enables all our people to understand their own roles and responsibilities in the active management of risk.

The 1st Line of Defence – manages the risks they originate

The 1st Line proactively identifies, evaluates, owns, monitors, manages and controls the risks in their business. It also seeks to ensure that business activities are within approved risk appetite and policies.

In managing its risk, the 1st Line is required to establish and maintain appropriate governance structures, controls, resources, and self-assessment processes, including issue identification, recording and escalation procedures.

The 2nd Line of Defence – provides oversight of 1st Line activities

The 2nd Line sets frameworks (including policies and limits), and standards for use across the Group and can require remediation or cessation of activity where these are not adhered to. Their approach is risk-based and proportionate to 1st Line activities.

The 2nd Line also reviews and challenges 1st Line activities and decisions that may materially affect Westpac's risk position, and independently evaluates the effectiveness of the 1st Line's controls, monitoring, compliance and risk management.

The 2nd Line provides insight to the 1st Line, assisting in developing, maintaining, and enhancing the Business' approach to risk management and considers and reports the aggregated risk profile of the Group, providing end-to-end oversight of risk (whilst maintaining appropriate transparency and oversight of disaggregated risks).

The 3rd Line of Defence – provides independent, objective assurance

Group Audit is Westpac's internal 3rd Line assurance function that provides the Board and Senior Executives with independent and objective evaluation of the adequacy and effectiveness of the Group's governance, risk management and internal controls.

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Pillar 3 report
Group Structure

APRA applies a tiered approach to measuring Westpac's capital adequacy[1] by assessing financial strength at three levels:

- Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy;
- Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and
- Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac's financial strength on a Level 2 basis[2]. Refer to Appendix II for a list of entities included in regulatory consolidation for the purposes of measuring capital adequacy at Level 1 and Level 2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.


Westpac Banking Corporation
Westpac Level 1 subsidiaries
Westpac New Zealand Ltd
Other Westpac Level 2 subsidiaries
Regulatory non-consolidated subsidiaries
Level 1 Consolidation
Level 2 Consolidation
Level 3 Consolidation

Accounting consolidation[3]

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the 'Group'. The effects of all transactions between entities in the Group are eliminated on consolidation. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

- insurance;
- acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;
- non-financial (commercial) operations; or
- special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

[1] APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
[2] Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.
[3] Refer to Note 30 of Westpac's 2022 Annual Report for further details.

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Pillar 3 report
Group structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand (RBNZ). WNZL uses the Advanced IRB approach for credit risk and has transitioned to the SMA for operational risk from 1 July 2022. Other subsidiary banking entities in the Group include Westpac Bank PNG Limited and Westpac Europe Limited. For the purposes of determining Westpac's capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital ('thin capitalisation') rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings in these entities to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities[1]. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA's prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

On 23 March 2021, the RBNZ issued two notices to WNZL under section 95 of the Reserve Bank of New Zealand Act 1989 (NZ) requiring WNZL to supply two external reviews to the RBNZ (the Risk Governance Review and the Liquidity Review). These reviews only apply to WNZL and not to Westpac in Australia or its New Zealand branch.

The Risk Governance Review related to the effectiveness of WNZL's risk governance, with a focus on the role played by the WNZL Board. The Risk Governance Review was completed in November 2021. WNZL has a programme of work underway to address the issues raised. This is being overseen by the WNZL Board. The Liquidity Review related to the effectiveness of WNZL's actions to improve liquidity risk management and the associated risk culture. The Liquidity Review was completed in May 2022. Recommendations for improvement arising from the review will be implemented as part of WNZL's continuous improvement activity.

From 31 March 2021, the RBNZ amended WNZL's conditions of registration, requiring WNZL to discount the value of its liquid assets by approximately 14%. From 15 August 2022, the RBNZ reduced the overlay to approximately 7%, which at 30 September 2022 was NZ$1.5 billion. The overlay will remain in place until the RBNZ is satisfied that control assurance has been completed.

[1] For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent 'related entities'. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

16 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Capital overview

Capital Structure

This table shows Westpac's capital resources on a Level 2 basis under APS111 Capital Adequacy: Measurement of Capital.

$m	30 September 2022	31 March 2022	30 September 2021
Common equity Tier 1 capital			
Paid up ordinary capital	39,666	39,667	41,601
Treasury shares	(712)	(708)	(663)
Equity based remuneration	1,843	1,824	1,753
Foreign currency translation reserve	(537)	(445)	(266)
Accumulated other comprehensive income	28	183	402
Non-controlling interests - other	57	54	57
Retained earnings	29,063	28,362	28,813
Less retained earnings in life and general insurance, funds management and securitisation entities	(300)	(1,144)	(1,118)
Deferred fees	300	265	238
Total common equity Tier 1 capital	69,408	68,058	70,817
Deductions from common equity Tier 1 capital			
Goodwill (excluding funds management entities)	(7,914)	(7,935)	(8,060)
Deferred tax assets	(1,746)	(1,812)	(2,429)
Goodwill in life and general insurance, funds management and securitisation entities	(204)	(209)	(209)
Capitalised expenditure	(2,148)	(2,013)	(1,951)
Capitalised software	(2,263)	(1,914)	(1,840)
Investments in subsidiaries not consolidated for regulatory purposes	(316)	(1,541)	(2,044)
Regulatory expected loss in excess of eligible provisions[1]	(144)	(164)	(225)
Defined benefit superannuation fund surplus	(219)	(60)	(64)
Equity investments	(187)	(161)	(163)
Regulatory adjustments to fair value positions	(324)	(123)	(24)
Total deductions from common equity Tier 1 capital	(15,465)	(15,932)	(17,009)
Total common equity Tier 1 capital after deductions	53,943	52,126	53,808
Additional Tier 1 capital			
Basel III complying instruments	10,021	9,566	10,180
Total Additional Tier 1 capital	10,021	9,566	10,180
Deductions from Additional Tier 1 capital			
Holdings of own and other financial institutions Additional Tier 1 capital instruments	(25)	(25)	(25)
Total deductions from Additional Tier 1 capital	(25)	(25)	(25)
Net Addititional Tier 1 regulatory capital	9,996	9,541	10,155
Net Tier 1 regulatory capital	63,939	61,667	63,963
Tier 2 capital			
Basel III complying instruments	23,791	20,147	18,228
Basel III transitional instruments	-	-	487
Eligible general reserve for credit loss	411	158	51
Total Tier 2 capital	24,202	20,305	18,766
Deductions from Tier 2 capital			
Investments in subsidiaries not consolidated for regulatory purposes	-	(60)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(243)	(445)	(221)
Total deductions from Tier 2 capital	(243)	(505)	(361)
Net Tier 2 regulatory capital	23,959	19,800	18,405
Total regulatory capital	87,898	81,467	82,368

[1] An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 17

Pi ll a r 3 r e p or t Cap it al o v e r vi e w 18 | We s tp ac Gr o up Se p tembe r 2 022 P i l la r 3 r eport C api tal man a ge men t strate gy W estpac evaluates i ts approach to capital m anage ment through an Intern al Capital Adeq uacy Assessment Proces s (ICAAP), the key features of wh ich include: • The devel o p ment of a capital management strategy, including consideration of regulato ry minimu ms, capi ta l buffe rs and cont ingency plans. The curre nt re gulatory capita l minim ums together wi th the capital conserv ation buffer (C CB) are the Total CET1 Requirement. The T o tal CET1 Requirement for Westpac is at least 8.0%, based on an industry mi nimum CET 1 requir em ent of 4.5% plus a capital buffe r of at le ast 3 ..5% applicable to D - SI Bs 1 , 2 ; • Consider ation of regulatory ca pital requireme nts and the perspe ctives of external sta k e holders i ncluding rating agencies as well as equity and debt investors; an d • A str ess testin g framewo rk that cha llenges the ca p ital meas ures, coverage and r equirem ents including the impact of adverse economic scenar ios. From 1 Janu ary 2023, APRA’s revised c apital fr amework, including updated prudential standards for capital adequacy and credit risk capital, becomes effective. As part of the rev ised framework, APRA has set a Total CET1 Requirement for D - SIBs of 10.25%. This requireme nt includes a CCB of 4.7 5 % applicab le to D - SIBs and a base level for the countercyclical capital buffer of 1.0%. APRA has also indicated that it expects that D - SIBs ( including Westpac) will likely operate with a CET1 capital ratio above 11% in normal operati ng conditions under th e n e w framewo rk. Westpac will seek to operate with a CET1 capital ratio of between 11.0% and 11.5% (operating capital range) in normal operating conditions as measured under the new capital framework from 1 January 2023. 1 Noting tha t A P RA may ap ply higher CET1 req uirements for an indi vidual ADI. 2 If a n ADI’s CET1 ratio fal l s bel o w the Total CET1 Requirement (at l east 8% ), i t faces r est rictions on the distrib ution of e arnin gs, such as d i v idend s , distribution paymen t s on AT1 capital i n s t r uments an d discretionary sta ff bonuse s.

Pillar 3 report
Capital overview

Westpac's capital adequacy ratios

%	30 September 2022	31 March 2022	30 September 2021
The Westpac Group at Level 2			
Common equity Tier 1 capital ratio	11.3	11.3	12.3
Additional Tier 1 capital	2.1	2.1	2.3
Tier 1 capital ratio	13.4	13.4	14.6
Tier 2 capital	5.0	4.3	4.2
Total regulatory capital ratio	18.4	17.7	18.9
The Westpac Group at Level 1			
Common equity Tier 1 capital ratio	11.3	11.2	12.6
Additional Tier 1 capital	2.2	2.2	2.3
Tier 1 capital ratio	13.6	13.4	14.9
Tier 2 capital	5.4	4.7	4.3
Total regulatory capital ratio	19.0	18.1	19.2

Westpac New Zealand Limited's capital adequacy ratios

%	30 September 2022	31 March 2022	30 September 2021
Westpac New Zealand Limited			
Common equity Tier 1 capital ratio	11.0	11.3	13.8
Additional Tier 1 capital	2.0	2.0	2.8
Tier 1 capital ratio	13.0	13.3	16.6
Tier 2 capital	0.9	1.2	2.0
Total regulatory capital ratio	13.9	14.5	18.6

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 19

Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements[1] for each risk type included in the regulatory assessment of Westpac's capital adequacy. Westpac's approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report. Refer to the Executive summary for further commentary on RWA movements over the Second Half 2022.

30 September 2022 $m	IRB Approach	Standardised Approach[2]	Total Risk Weighted Assets	Total Capital Required[1]
Credit risk				
Corporate	72,688	880	73,568	5,885
Business lending	30,541	738	31,279	2,502
Sovereign	2,335	1,689	4,024	322
Bank	4,609	84	4,693	375
Residential mortgages	149,208	2,885	152,093	12,167
Australian credit cards	3,917	-	3,917	313
Other retail	6,726	717	7,443	595
Small business	13,991	-	13,991	1,119
Specialised lending	57,338	428	57,766	4,621
Securitisation	6,947	-	6,947	556
Mark-to-market related credit risk[3]	-	6,377	6,377	510
Total	348,300	13,798	362,098	28,965
Market risk			9,290	743
Operational risk			59,063	4,725
Interest rate risk in the banking book			42,782	3,423
Other assets[4]			4,387	351
Total			477,620	38,207

31 March 2022 $m	IRB Approach	Standardised Approach[2]	Total Risk Weighted Assets	Total Capital Required[1]
Credit risk				
Corporate	69,391	870	70,261	5,621
Business lending	32,686	687	33,373	2,670
Sovereign	2,270	1,393	3,663	293
Bank	4,960	91	5,051	404
Residential mortgages	146,448	3,276	149,724	11,978
Australian credit cards	3,951	-	3,951	316
Other retail	7,785	753	8,538	683
Small business	14,401	-	14,401	1,152
Specialised lending	58,334	380	58,714	4,697
Securitisation	6,306	-	6,306	504
Mark-to-market related credit risk[3]	-	5,691	5,691	455
Total	346,532	13,141	359,673	28,773
Market risk			9,596	768
Operational risk			57,875	4,630
Interest rate risk in the banking book			27,710	2,217
Other assets[4]			5,102	408
Total			459,956	36,796

1 Total capital required is calculated as 8% of total risk weighted assets.
2 Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
3 Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
4 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

20 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Capital overview

30 September 2021 $m	IRB Approach	Standardised Approach[2]	Total Risk Weighted Assets	Total Capital Required[1]
Credit risk				
Corporate	68,715	870	69,585	5,567
Business lending	32,559	699	33,258	2,661
Sovereign	2,508	1,312	3,820	306
Bank	5,104	135	5,239	419
Residential mortgages	145,534	3,731	149,265	11,941
Australian credit cards	4,001	-	4,001	320
Other retail	8,272	763	9,035	723
Small business	15,187	-	15,187	1,215
Specialised lending	55,372	374	55,746	4,460
Securitisation	5,881	-	5,881	470
Mark-to-market related credit risk[3]	-	6,278	6,278	502
Total	343,133	14,162	357,295	28,584
Market risk			6,662	533
Operational risk			55,875	4,470
Interest rate risk in the banking book			11,446	916
Other assets[4]			5,372	430
Total			436,650	34,933

[1] Total capital required is calculated as 8% of total risk weighted assets.
[2] Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
[3] Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
[4] Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 21

Pillar 3 report
Leverage ratio

Leverage ratio

The following table summarises Westpac's leverage ratio. This has been determined using APRA's definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	30 September 2022	30 June 2022	31 March 2022	31 December 2021
Tier 1 Capital	63.9	61.1	61.7	63.6
Total Exposures	1,140.3	1,140.4	1,101.4	1,096.7
Leverage ratio	**5.6%**	**5.4%**	**5.6%**	**5.8%**

Leverage ratio disclosure

	$m	30 September 2022
On-balance sheet exposures		
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	963,925
2	(Asset amounts deducted in determining Tier 1 capital)	(15,465)
3	**Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)**	**948,460**
Derivative exposures		
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	12,332
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	18,432
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	4,587
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(9,915)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)	-
9	Adjusted effective notional amount of written credit derivatives	4,315
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	(4,315)
11	**Total derivative exposures (sum of rows 4 to 10)**	**25,436**
SFT exposures		
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	50,245
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-
14	Counterparty credit risk exposure for SFT assets	15,281
15	Agent transaction exposures	-
16	**Total SFT exposures (sum of rows 12 to 15)**	**65,526**
Other off-balance sheet exposures		
17	Off-balance sheet exposure at gross notional amount	210,421
18	(Adjustments for conversion to credit equivalent amounts)	(109,526)
19	**Other off-balance sheet exposures (sum of rows 17 and 18)**	**100,895**
Capital and total exposures		
20	**Tier 1 Capital**	**63,939**
21	**Total exposures (sum of rows 3, 11, 16 and 19)**	**1,140,317**
Leverage ratio %		
22	**Leverage ratio**	**5.61%**

22 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Leverage ratio

Summary comparison of accounting assets versus leverage ratio exposure measure

$m		30 September 2022
1	Total consolidated assets as per published financial statements	1,014,198
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(9)
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-
4	Adjustments for derivative financial instruments	(15,840)
5	Adjustment for SFTs (i.e. repos and similar secured lending)	56,538
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	100,895
7	Other adjustments	(15,465)
8	**Leverage ratio exposure**	**1,140,317**

Westpac GROUP

Westpac Group September 2022 Pillar 3 report | 23

Pillar 3 report
Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. The Group Chief Credit Officer is responsible for the effectiveness of credit risk management, including credit approval decisioning beyond business authority level and appointing our most senior authorised credit officers. Authorised officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced authorised credit officers jointly with the most senior business managers. Line business management is responsible for managing credit risks originated in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features, roles and responsibilities and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g., property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance (ESG) risk, credit risks and the delegation of credit approval authorities.

At the divisional level, credit policies and standards embed the Group's framework requirements for application in lines of businesses. Policies and standards cover the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

24 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the 'transaction-managed' approach). Such customers are assigned a customer risk grade (CRG) representing Westpac's estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody's and Standard & Poor's (S&P) external senior ranking unsecured ratings. This mapping allows Westpac to integrate the rating agencies' default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are also approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac's internal CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor's rating	Moody's rating
A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
	Westpac Rating	
E	Watchlist	
F	Special mention	
G	Substandard/default	
H	Doubtful/default	
I	Loss	

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk (APS113).

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the 'program-managed' approach). Program-managed exposure includes all consumer customers. Business customer exposures may be program managed for exposure up to $3 million. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, Exposure At Default (EAD) and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 25

Pillar 3 report
Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB APS113 Asset Classes (see below) and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement.

APS113 Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50 million[1].
	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50 million or less.
	Project Finance (including Object Finance)	Specialised Lending-Project Finance	Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).
	Income-producing Real Estate	Specialised Lending-Property Finance	Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].
Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.
Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.
Residential Mortgages		Residential Mortgages	Exposures secured by residential mortgages not elsewhere classified.
Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio is not eligible for Qualifying Revolving Retail treatment and is classified in Other Retail.
Other Retail		Small Business	Program-managed business lending exposures under $1 million where complex products are not utilised by the customer.
		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

Standardised and Securitised portfolios are separately treated under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

[1] Includes all NZ agribusiness loans, regardless of turnover.
[2] Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

26 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations
Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans
	Qualifying revolving retail	Australian credit cards
	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

- Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;
- Authorised credit officers evaluate the recommendations and approve the final CRG and facility LGDs. Authorised credit officers may override line business unit recommendations;
- An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and
- Authorised credit officers' decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing risk characteristics that have historically predicted that an account is likely to go into default or loss.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Provisioning - Credit provisions are held by Westpac to cover expected credit losses in the loan portfolio. Provisioning includes both individual and collective components, including overlays. Individual provisions are calculated on impaired loans taking into account management's best estimate of the present value of future cashflows.

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, level of arrears, recent past experience and forward looking macro-economic forecasts. This also includes a consideration of overlays.

Westpac GROUP Westpac Group September 2022 Pillar 3 report | 27

Pillar 3 report
Credit risk management

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

- Westpac's credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;
- All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac's model risk policy;
- Specific credit risk estimates (including PD, LGD and EAD levels) are independently assessed annually and noted at Model Risk Committee (a sub-committee of the Group Executive Risk Committee) for approval by Head of Model Risk;
- Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and
- CREDCO, RISKCO and BRiskC monitor the risk profile, performance and management of Westpac's credit portfolio and the development and review of key credit risk policies.

Risk reporting

A report on Westpac's credit risk portfolio is provided to CREDCO, RISKCO and BRiskC quarterly. It includes monitoring of performance against risk appetite.

Credit risk and asset quality are also reported to the Board, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Response to COVID-19

Westpac supported customers through participation in the Australian Government SME Recovery Loan Scheme (SMERLS). SMERLS provided eligible companies assistance with dealing with the economic impacts of COVID-19. Loans originated through this scheme may be regarded as partially guaranteed by the government for risk weighting purposes. The scheme concluded 30 June 2022.

28 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Credit risk management

Summary credit risk disclosure

Westpac has restated prior period sovereign EAD. The restatement increases sovereign EAD for prior periods and has been corrected for 30 September 2022. It does not have a material impact on RWA, or capital ratios and no other metrics have been impacted. Refer to the June 2022 Pillar 3 report for further details.

30 September 2022 $m	Exposure at Default	Risk Weighted Assets[1]	Regulatory Expected Loss[2]	Regulatory Expected Loss for non-defaulted exposures	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Corporate	147,497	72,688	900	333	292	196	384
Business lending	54,390	30,541	626	315	274	142	84
Sovereign	222,327	2,335	2	2	-	-	-
Bank	21,348	4,609	6	6	-	-	-
Residential mortgages	596,833	149,208	1,405	1,011	248	67	30
Australian credit cards	15,068	3,917	153	120	60	30	104
Other retail	8,972	6,726	292	194	182	94	105
Small business	28,129	13,991	448	286	326	136	37
Specialised Lending	68,552	57,338	858	557	29	10	1
Securitisation	36,322	6,947	-	-	-	-	-
Standardised[5]	14,603	13,798	-	-	103	51	-
Total	1,214,041	362,098	4,690	2,824	1,514	726	745

31 March 2022 $m	Exposure at Default	Risk Weighted Assets[1]	Regulatory Expected Loss[2]	Regulatory Expected Loss for non-defaulted exposures	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 6 months ended
Corporate	130,511	69,391	839	331	290	208	303
Business lending	53,364	32,686	621	350	333	150	34
Sovereign[4]	219,219	2,270	2	2	-	-	-
Bank	21,257	4,960	6	6	-	-	-
Residential mortgages	585,810	146,448	1,615	1,139	226	65	28
Australian credit cards	15,193	3,951	169	133	59	33	50
Other retail	10,312	7,785	352	232	217	116	36
Small business	29,653	14,401	472	297	348	167	14
Specialised Lending	70,851	58,334	871	545	88	19	(1)
Securitisation	33,366	6,306	-	-	-	-	-
Standardised[5]	14,276	13,141	-	-	92	36	-
Total	1,183,812	359,673	4,947	3,035	1,653	794	464

30 September 2021 $m	Exposure at Default	Risk Weighted Assets[1]	Regulatory Expected Loss[2]	Regulatory Expected Loss for non-defaulted exposures	Impaired Loans[3]	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Corporate	130,245	68,715	925	382	602	498	67
Business lending	52,420	32,559	658	364	326	160	91
Sovereign[4]	195,341	2,508	2	2	-	-	-
Bank	21,283	5,104	6	6	-	-	-
Residential mortgages	582,136	145,534	1,637	1,055	271	76	71
Australian credit cards	15,394	4,001	167	131	65	37	136
Other retail	11,518	8,272	394	258	245	136	146
Small business	30,877	15,187	544	348	428	196	82
Specialised Lending	66,732	55,372	835	535	110	23	1
Securitisation	30,561	5,881	-	-	-	-	-
Standardised[5]	16,679	14,162	-	-	95	40	-
Total	1,153,186	357,295	5,168	3,081	2,142	1,166	594

[1] Westpac continues to apply a floor of 25% to its residential mortgage portfolio risk weight.
[2] Includes regulatory expected losses for defaulted and non-defaulted exposures.
[3] Increase in impaired mainly driven by one large institutional exposure.
[4] March 2022 and September 2021 Sovereign EAD have been restated. Refer to June 2022 Pillar 3 report for further details.
[5] Includes mark-to-market related credit risk.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 29

Pillar 3 report
Credit risk management

Loan impairment provisions

Expected credit losses (ECL) are estimates of the cashflow shortfalls expected to result from defaults over the relevant timeframe. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Westpac calculates provisions for ECL based on a three-stage approach:

- **Stage 1: 12 months ECL (performing)** - For financial assets where there has been no significant increase in credit risk since origination, a provision for 12-month ECL is recognised.
- **Stage 2: Lifetime ECL (performing) -** For financial assets where there has been a significant increase in credit risk since origination and where the asset is still performing, a provision for lifetime ECL is recognised.

  Determining when a financial asset has experienced a significant increase in credit risk since origination is a critical accounting judgement. The determination of a significant increase in risk is driven by the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure.
- **Stage 3: Lifetime ECL (non-performing)** - For financial assets that are non-performing a provision for lifetime ECL is recognised. Indicators include a breach of contract with Westpac such as a default on interest or principal payments, a borrower experiencing significant financial difficulties.

Collective and individual assessment - Financial assets that are in Stages 1 and 2 are assessed on a collective basis as are financial assets in Stage 3 below specified exposure thresholds. Those financial assets in Stage 3 above the specified exposure thresholds are assessed on an individual basis.

Expected life - Lifetime ECL represents the expected credit losses that result from default events over the expected life of a financial instrument. In considering lifetime ECL, the remaining contractual life is used for non-retail portfolios. For retail portfolios lifetime ECL is calibrated to historically observed portfolio behaviour.

Forward looking information - The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. In order to capture the asymmetry of the losses expected over the range of plausible future events and economic conditions, Westpac considers three future macroeconomic scenarios i.e. base, upside and downside scenarios.

The macroeconomic variables used in these scenarios, include (but are not limited to) employment to population ratio, real gross domestic product growth rates and residential and commercial property price indices.

The ECL is a weighted average of the credit losses expected under these three scenarios. The scenario weights are based on Westpac's assessment of upside and downside risks taking into account current trends, forward looking conditions and the degree of uncertainty attached to these projections.

Regulatory classification of loan impairment provisions

All individually assessed provisions (IAPs) raised under Australian Accounting Standards (AAS) are classified as specific provisions in accordance with APS 220 Credit Risk Management. All Collectively Assessed Provisions (CAPs) raised under AAS are either classified into specific provisions or a General Reserve for Credit Loss (GRCL).

30 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk management

Expected credit loss provision

30 September 2022	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	452	274	726
for defaulted but not impaired loans	-	673	673
For Stage 2	-	2,188	2,188
Total Specific Provision[1]	452	3,135	3,587
General Reserve for Credit Loss[1]	-	1,048	1,048
Total provisions for ECL	452	4,183	4,635

31 March 2022	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	501	293	794
for defaulted but not impaired loans	-	696	696
For Stage 2	-	1,914	1,914
Total Specific Provision[1]	501	2,903	3,404
General Reserve for Credit Loss[1]	-	1,278	1,278
Total provisions for ECL	501	4,181	4,682

30 September 2021	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	832	334	1,166
for defaulted but not impaired loans	-	806	806
For Stage 2	-	1,877	1,877
Total Specific Provision[1]	832	3,017	3,849
General Reserve for Credit Loss[1]	-	1,158	1,158
Total provisions for ECL	832	4,175	5,007

[1] Provisions classified according to APRA's letter dated 4 July 2017 "Provisions for regulatory purposes and AASB 9 financial instruments".

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 31

Pillar 3 report
Credit risk management

Movement in provisions for impairment

For the 12 months ended 30 September 2022 $m	Performing Stage 1	Performing Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2021 for Loans and Credit Commitments	936	2,091	1,972	4,999
Transfers to Stage 1	912	(792)	(120)	-
Transfers to Stage 2	(235)	1,002	(767)	-
Transfers to Stage 3	(14)	(383)	397	-
Business activity during the period	354	(244)	(340)	(230)
Net remeasurement of provision for ECL	(1,066)	689	1,129	752
Write-offs	-	-	(934)	(934)
Exchange rate and other adjustments	(2)	(22)	62	38
Balance as at 30 September 2022 for Loans and Credit Commitments	885	2,341	1,399	4,625
Balance as at 30 September 2021 for debt securities	3	5	-	8
Provision for ECL on debt securities at amortised cost	-	3	-	3
Provision for ECL on debt securities at FVOCI[1]	1	(2)	-	(1)
Total provision for ECL as at 30 September 2022	4	6	-	10
Total provision for ECL as at 30 September 2022	889	2,347	1,399	4,635

For the 6 months ended 31 March 2022 $m	Performing Stage 1	Performing Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2021 for Loans and Credit Commitments	936	2,091	1,972	4,999
Transfers to Stage 1	461	(398)	(63)	-
Transfers to Stage 2	(102)	509	(407)	-
Transfers to Stage 3	(8)	(198)	206	-
Business activity during the period	255	(149)	(200)	(94)
Net remeasurement of provision for ECL	(463)	264	535	336
Write-offs	-	-	(566)	(566)
Exchange rate and other adjustments	(1)	(12)	13	-
Balance as at 31 March 2022 for Loans and Credit Commitments	1,078	2,107	1,490	4,675
Balance as at 30 September 2021 for debt securities	3	5	-	8
Provision for ECL on debt securities at amortised cost	-	1	-	1
Provision for ECL on debt securities at FVOCI[1]	-	(2)	-	(2)
Total provision for ECL as at 31 March 2022	3	4	-	7
Total provision for ECL as at 31 March 2022	1,081	2,111	1,490	4,682

[1] Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

32 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk management

For the 12 months ended 30 September 2021 $m	Performing Stage 1	Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2020 for Loans and Credit Commitments	1,084	2,875	2,173	6,132
Transfers to Stage 1	1,246	(1,128)	(118)	-
Transfers to Stage 2	(200)	1,290	(1,090)	-
Transfers to Stage 3	(8)	(507)	515	-
Business activity during the period	122	(223)	(35)	(136)
Net remeasurement of provision for ECL	(1,284)	(200)	1,295	(189)
Write-offs	-	-	(836)	(836)
Exchange rate and other adjustments	(24)	(16)	68	28
Balance as at 30 September 2021 for Loans and Credit Commitments	936	2,091	1,972	4,999
Balance as at 30 September 2020 for debt securities	2	29	-	31
Provision for ECL on debt securities at amortised cost	-	(24)	-	(24)
Provision for ECL on debt securities at FVOCI[1]	1	-	-	1
Total provision for ECL as at 30 September 2021	3	5	-	8
Total provision for ECL as at 30 September 2021	939	2,096	1,972	5,007

[1] Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 33

Pillar 3 report
Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

30 September 2022 $m	On balance sheet	Off-balance sheet Non-market related	Off-balance sheet Market related	Total Exposure at Default	Average 12 months ended[1]
Corporate	67,749	55,616	24,132	147,497	135,654
Business lending	41,223	13,167	-	54,390	53,473
Sovereign	167,403	1,560	53,364	222,327	217,545
Bank	11,081	1,479	8,788	21,348	21,332
Residential mortgages	515,283	81,550	-	596,833	588,235
Australian credit cards	6,128	8,940	-	15,068	15,246
Other retail	6,434	2,538	-	8,972	10,296
Small business	21,428	6,701	-	28,129	29,576
Specialised lending	56,370	11,902	280	68,552	69,429
Securitisation[2]	28,989	7,288	45	36,322	33,524
Standardised	10,929	974	2,700	14,603	15,275
Total	933,017	191,715	89,309	1,214,041	1,189,585

31 March 2022 $m	On balance sheet	Off-balance sheet Non-market related	Off-balance sheet Market related	Total Exposure at Default	Average 6 months ended[3]
Corporate	58,276	58,479	13,756	130,511	130,588
Business lending	39,268	14,096	-	53,364	52,938
Sovereign	159,656	1,802	57,761	219,219	192,393
Bank	12,134	1,663	7,460	21,257	21,040
Residential mortgages	507,070	78,740	-	585,810	584,480
Australian credit cards	6,097	9,096	-	15,193	15,331
Other retail	7,596	2,716	-	10,312	10,958
Small business	22,587	7,066	-	29,653	30,254
Specialised lending	57,146	12,933	772	70,851	68,777
Securitisation[2]	24,743	8,556	67	33,366	31,704
Standardised	10,939	1,013	2,324	14,276	15,642
Total	905,512	196,160	82,140	1,183,812	1,154,105

30 September 2021 $m	On balance sheet	Off-balance sheet Non-market related	Off-balance sheet Market related	Total Exposure at Default	Average 12 months ended[4]
Corporate	56,576	59,238	14,431	130,245	127,203
Business lending	39,080	13,340	-	52,420	53,340
Sovereign	141,437	1,524	52,380	195,341	150,012
Bank	12,327	1,817	7,139	21,283	22,140
Residential mortgages	503,883	78,253	-	582,136	565,334
Australian credit cards	5,872	9,522	-	15,394	16,327
Other retail	8,445	3,073	-	11,518	12,566
Small business	23,804	7,073	-	30,877	31,953
Specialised lending	53,084	12,234	1,414	66,732	65,723
Securitisation[2]	23,428	7,041	92	30,561	28,432
Standardised	12,168	1,031	3,480	16,679	16,252
Total	880,104	194,146	78,936	1,153,186	1,089,282

[1] Average is based on exposures as at 30 September 2022, 30 June 2022, 31 March 2022, 31 December 2021 and 30 September 2021.
[2] EAD associated with securitisations is for the banking book only.
[3] Average is based on exposures as at 31 March 2022, 31 December 2021 and 30 September 2021.
[4] Average is based on exposures as at 30 September 2021, 30 June 2021, 31 March 2021, 31 December 2020, and 30 September 2020.

34 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by measurement method

30 September 2022 **$m**	IRB Approach	Standardised Approach	Total Exposure at Default
Corporate	147,497	5,675	153,172
Business lending	54,390	729	55,119
Sovereign	222,327	1,689	224,016
Bank	21,348	96	21,444
Residential mortgages	596,833	4,358	601,191
Australian credit cards	15,068	-	15,068
Other retail	8,972	1,643	10,615
Small business	28,129	-	28,129
Specialised lending	68,552	413	68,965
Securitisation	36,322	-	36,322
Total	1,199,438	14,603	1,214,041

31 March 2022 **$m**	IRB Approach	Standardised Approach	Total Exposure at Default
Corporate	130,511	5,063	135,574
Business lending	53,364	672	54,036
Sovereign	219,219	1,393	220,612
Bank	21,257	105	21,362
Residential mortgages	585,810	4,885	590,695
Australian credit cards	15,193	-	15,193
Other retail	10,312	1,783	12,095
Small business	29,653	-	29,653
Specialised lending	70,851	375	71,226
Securitisation	33,366	-	33,366
Total	1,169,536	14,276	1,183,812

30 September 2021 **$m**	IRB Approach	Standardised Approach	Total Exposure at Default
Corporate	130,245	6,839	137,084
Business lending	52,420	685	53,105
Sovereign	195,341	1,312	196,653
Bank	21,283	144	21,427
Residential mortgages	582,136	5,516	587,652
Australian credit cards	15,394	-	15,394
Other retail	11,518	1,815	13,333
Small business	30,877	-	30,877
Specialised lending	66,732	368	67,100
Securitisation	30,561	-	30,561
Total	1,136,507	16,679	1,153,186

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 35

Pillar 3 report
Credit risk exposures

Exposure at Default by industry classification

30 September 2022 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,905	10,589	3,405	28,398	351	18,067	6,242	8,804	10,784	13,893	18,253	12,593	12,607	-	606	147,497
Business lending	5,854	10,915	4,201	1,768	7	4,999	494	1,014	6,801	6,162	7,754	2,387	368	-	1,666	54,390
Sovereign	-	1	-	152,838	68,266	70	-	539	245	214	-	154	-	-	-	222,327
Bank	-	-	-	21,224	23	-	-	-	101	-	-	-	-	-	-	21,348
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	596,833	-	596,833
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	15,068	-	15,068
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	8,972	-	8,972
Small business	748	1,975	3,469	1,252	705	1,530	545	2,150	4,211	3,664	2,815	1,484	322	-	3,259	28,129
Specialised lending	566	14	29	14	-	1	724	63,021	101	526	32	1,265	1,505	-	754	68,552
Securitisation	-	-	-	35,076	-	-	-	-	806	-	440	-	-	-	-	36,322
Standardised	110	1	182	5,069	1,689	151	39	413	149	35	535	104	59	6,001	66	14,603
Total	10,183	23,495	11,286	245,639	71,041	24,818	8,044	75,941	23,198	24,494	29,829	17,987	14,861	626,874	6,351	1,214,041

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

36 | Westpac Group September 2022 Pillar 3 report

Westpac GROUP

Pillar 3 report
Credit risk exposures

31 March 2022 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,525	11,135	3,193	16,061	103	15,969	6,211	8,547	9,617	13,811	17,842	11,819	12,965	-	713	130,511
Business lending	5,837	10,619	4,035	1,831	10	4,875	508	842	6,562	6,015	7,797	2,278	426	-	1,729	53,364
Sovereign	-	1	-	154,430	63,608	54	50	475	10	438	-	153	-	-	-	219,219
Bank	-	-	-	21,173	4	-	-	-	80	-	-	-	-	-	-	21,257
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	585,810	-	585,810
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	15,193	-	15,193
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	10,312	-	10,312
Small business	792	2,073	3,599	1,362	810	1,573	566	2,179	4,499	3,989	2,951	1,543	332	-	3,385	29,653
Specialised lending	704	17	28	10	-	1	891	61,696	457	1,226	26	2,800	2,465	-	530	70,851
Securitisation	-	-	-	32,256	-	-	-	-	806	-	304	-	-	-	-	33,366
Standardised	113	1	187	4,458	1,393	151	33	375	132	35	525	100	51	6,669	53	14,276
Total	9,971	23,846	11,042	231,581	65,928	22,623	8,259	74,114	22,163	25,514	29,445	18,693	16,239	617,984	6,410	1,183,812

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac GROUP

Westpac Group September 2022 Pillar 3 report | 37

Pillar 3 report
Credit risk exposures

30 September 2021 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,462	11,145	3,020	16,126	111	15,997	6,558	9,411	9,344	11,783	19,992	10,463	12,923	-	910	130,245
Business lending	5,749	10,152	4,030	1,904	10	4,652	450	1,144	6,361	5,722	7,832	2,234	412	-	1,768	52,420
Sovereign	-	1	-	117,812	76,756	56	60	495	7	152	-	2	-	-	-	195,341
Bank	-	-	-	21,191	12	-	-	-	80	-	-	-	-	-	-	21,283
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	582,136	-	582,136
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	15,394	-	15,394
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	11,518	-	11,518
Small business	833	2,189	3,798	1,498	807	1,663	584	2,118	4,784	3,967	3,102	1,630	351	-	3,553	30,877
Specialised lending	493	16	34	13	393	1	748	56,830	232	1,323	29	3,573	2,559	-	488	66,732
Securitisation	-	-	-	29,532	-	-	-	-	793	-	236	-	-	-	-	30,561
Standardised	116	11	170	6,318	1,312	144	26	373	119	42	529	92	52	7,331	44	16,679
Total	9,653	23,514	11,052	194,394	79,401	22,513	8,426	70,371	21,720	22,989	31,720	17,994	16,297	616,379	6,763	1,153,186

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

38 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by geography[1]

30 September 2022 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	98,283	22,938	10,222	4,678	11,376	-	147,497
Business lending	49,950	4,440	-	-	-	-	54,390
Sovereign	191,542	18,933	10,522	870	460	-	222,327
Bank	19,788	1,105	10	298	147	-	21,348
Residential mortgages	532,458	64,226	-	149	-	-	596,833
Australian credit cards	15,068	-	-	-	-	-	15,068
Other retail	6,460	2,512	-	-	-	-	8,972
Small business	26,093	2,035	-	1	-	-	28,129
Specialised lending	61,087	7,465	-	-	-	-	68,552
Securitisation	31,730	4,592	-	-	-	-	36,322
Standardised	11,277	-	-	-	-	3,326	14,603
Total	1,043,736	128,246	20,754	5,996	11,983	3,326	1,214,041

31 March 2022 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	88,138	23,216	7,721	4,164	7,272	-	130,511
Business lending	48,561	4,803	-	-	-	-	53,364
Sovereign	189,699	18,483	10,197	351	489	-	219,219
Bank	18,969	1,662	1	556	69	-	21,257
Residential mortgages	519,859	65,790	-	161	-	-	585,810
Australian credit cards	15,193	-	-	-	-	-	15,193
Other retail	7,616	2,696	-	-	-	-	10,312
Small business	27,442	2,210	-	1	-	-	29,653
Specialised lending	63,104	7,746	-	-	1	-	70,851
Securitisation	29,164	4,202	-	-	-	-	33,366
Standardised	11,350	-	-	-	-	2,926	14,276
Total	1,019,095	130,808	17,919	5,233	7,831	2,926	1,183,812

30 September 2021 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	88,822	23,329	7,241	4,784	6,069	-	130,245
Business lending	47,423	4,997	-	-	-	-	52,420
Sovereign	165,608	16,710	12,441	212	370	-	195,341
Bank	19,254	1,315	112	541	61	-	21,283
Residential mortgages	515,772	66,189	-	175	-	-	582,136
Australian credit cards	15,394	-	-	-	-	-	15,394
Other retail	8,667	2,851	-	-	-	-	11,518
Small business	28,509	2,367	-	1	-	-	30,877
Specialised lending	58,299	8,433	-	-	-	-	66,732
Securitisation	26,083	4,478	-	-	-	-	30,561
Standardised	13,757	-	-	3	-	2,919	16,679
Total	987,588	130,669	19,794	5,716	6,500	2,919	1,153,186

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 39

Pillar 3 report
Credit risk exposures

Exposure at Default by residual contractual maturity

30 September 2022 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	13,078	24,945	76,523	26,790	6,161	147,497
Business lending	4,458	12,882	24,137	5,998	6,915	54,390
Sovereign	1,304	115,909	69,268	13,010	22,836	222,327
Bank	3,186	3,384	13,845	776	157	21,348
Residential mortgages	29,080	5,422	10,469	2,652	549,210	596,833
Australian credit cards	15,068	-	-	-	-	15,068
Other retail	2,535	290	3,133	1,999	1,015	8,972
Small business	4,241	2,781	7,872	6,451	6,784	28,129
Specialised lending	322	19,318	37,024	8,620	3,268	68,552
Securitisation	-	8,502	10,254	4,346	13,220	36,322
Standardised	1,443	1,257	7,029	297	4,577	14,603
Total	74,715	194,690	259,554	70,939	614,143	1,214,041

31 March 2022 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	13,765	25,029	61,310	23,990	6,417	130,511
Business lending	4,389	13,507	23,254	5,797	6,417	53,364
Sovereign	1,350	103,649	71,756	11,610	30,854	219,219
Bank	2,831	2,894	14,725	627	180	21,257
Residential mortgages	29,763	5,158	11,127	2,769	536,993	585,810
Australian credit cards	15,193	-	-	-	-	15,193
Other retail	2,688	321	3,466	2,618	1,219	10,312
Small business	4,326	2,966	8,328	7,093	6,940	29,653
Specialised lending	382	19,195	37,544	9,626	4,104	70,851
Securitisation	9	5,284	11,275	2,510	14,288	33,366
Standardised	1,571	1,212	6,108	284	5,101	14,276
Total	76,267	179,215	248,893	66,924	612,513	1,183,812

30 September 2021 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	13,514	28,465	62,097	20,217	5,952	130,245
Business lending	4,512	14,266	22,945	5,091	5,606	52,420
Sovereign	1,383	73,360	67,421	15,669	37,508	195,341
Bank	2,956	3,080	14,562	617	68	21,283
Residential mortgages	30,020	4,742	11,800	2,749	532,825	582,136
Australian credit cards	15,394	-	-	-	-	15,394
Other retail	2,798	340	3,977	2,984	1,419	11,518
Small business	4,428	3,194	8,582	7,467	7,206	30,877
Specialised lending	431	18,839	34,571	9,055	3,836	66,732
Securitisation	-	7,190	7,931	2,067	13,373	30,561
Standardised	1,612	1,165	7,883	289	5,730	16,679
Total	77,048	154,641	241,769	66,205	613,523	1,153,186

40 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures defaulted not impaired, impaired loans, related provisions and actual losses are broken down by concentrations reflecting Westpac's asset categories, industry and geography.

Impaired and past due loans by portfolio

30 September 2022 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Corporate	150	292	196	67%	384
Business lending	1,175	274	142	52%	84
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,576	248	67	27%	30
Australian credit cards	-	60	30	50%	104
Other retail	-	182	94	52%	105
Small business	557	326	136	42%	37
Specialised lending	549	29	10	34%	1
Securitisation	-	-	-	-	-
Standardised	72	103	51	50%	-
Total	6,079	1,514	726	48%	745

31 March 2022 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Corporate	218	290	208	72%	303
Business lending	1,008	333	150	45%	34
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	4,229	226	65	29%	28
Australian credit cards	-	59	33	56%	50
Other retail	-	217	116	53%	36
Small business	496	348	167	48%	14
Specialised lending	532	88	19	22%	(1)
Securitisation	-	-	-	-	-
Standardised	73	92	36	39%	-
Total	6,556	1,653	794	48%	464

30 September 2021 $m	Defaulted not impaired[1, 2]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Corporate	400	602	498	83%	67
Business lending	1,106	326	160	49%	91
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	5,053	271	76	28%	71
Australian credit cards	-	65	37	57%	136
Other retail	-	245	136	56%	146
Small business	518	428	196	46%	82
Specialised lending	466	110	23	21%	1
Securitisation	-	-	-	-	-
Standardised	85	95	40	42%	-
Total	7,628	2,142	1,166	54%	594

[1] Includes items past 90 days not impaired.
[2] Includes reclassification of facilities subject to a forbearance agreement.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 41

Pillar 3 report
Credit risk exposures

Impaired and past due loans by industry classification

30 September 2022 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	273	57	25	44%	5
Agriculture, forestry & fishing	243	55	21	38%	7
Construction	145	88	41	47%	10
Finance & insurance	86	40	23	58%	8
Government administration & defence	-	-	-	-	-
Manufacturing	126	186	113	61%	89
Mining	14	9	3	33%	3
Property	801	57	18	32%	28
Property services & business services	202	150	91	61%	17
Services[2]	181	101	59	58%	310
Trade[3]	298	172	83	48%	19
Transport & storage	55	37	13	35%	7
Utilities[4]	6	4	1	25%	1
Retail lending	3,636	503	198	39%	239
Other	13	55	37	67%	2
Total	6,079	1,514	726	48%	745

31 March 2022 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Accommodation, cafes & restaurants	312	66	27	41%	1
Agriculture, forestry & fishing	165	62	17	27%	4
Construction	135	88	38	43%	5
Finance & insurance	105	34	21	62%	9
Government administration & defence	-	-	-	-	-
Manufacturing	115	210	141	67%	1
Mining	20	12	6	50%	-
Property	682	119	31	26%	-
Property services & business services	249	159	92	58%	10
Services[2]	183	115	60	52%	304
Trade[3]	230	176	96	55%	10
Transport & storage	33	39	17	44%	6
Utilities[4]	11	4	1	25%	-
Retail lending	4,292	517	220	43%	114
Other	24	52	27	52%	-
Total	6,556	1,653	794	48%	464

30 September 2021 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	587	90	51	57%	12
Agriculture, forestry & fishing	225	67	19	28%	25
Construction	128	96	38	40%	33
Finance & insurance	108	53	23	43%	26
Government administration & defence	-	-	-	-	-
Manufacturing	131	203	118	58%	60
Mining	23	14	6	43%	6
Property	601	149	46	31%	11
Property services & business services	183	200	131	66%	11
Services[2]	135	348	311	89%	11
Trade[3]	295	215	118	55%	16
Transport & storage	49	49	22	45%	12
Utilities[4]	6	6	2	33%	1
Retail lending	5,119	596	256	43%	353
Other	38	56	25	45%	17
Total	7,628	2,142	1,166	54%	594

[1] Includes items past 90 days not impaired.
[2] Includes education, health & community services, cultural & recreational services and personal & other services.
[3] Includes wholesale trade and retail trade.
[4] Includes electricity, gas & water, and communication services.

42 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

Impaired and past due loans by geography[1]

30 September 2022 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Australia	5,609	1,302	609	47%	685
New Zealand	425	77	34	44%	60
Americas	-	-	-	-	-
Asia	-	34	32	94%	-
Europe	-	-	-	-	-
Pacific	45	101	51	50%	-
Total	6,079	1,514	726	48%	745

31 March 2022 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Australia	6,010	1,450	694	48%	414
New Zealand	499	82	36	44%	50
Americas	-	-	-	-	-
Asia	-	30	28	93%	-
Europe	-	-	-	-	-
Pacific	47	91	36	40%	-
Total	6,556	1,653	794	48%	464

30 September 2021 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Australia	7,120	1,868	1,009	54%	498
New Zealand	457	148	85	57%	53
Americas	-	-	-	-	-
Asia	-	34	33	97%	42
Europe	-	-	-	-	-
Pacific	51	92	39	42%	1
Total	7,628	2,142	1,166	54%	594

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.
[2] Includes items past 90 days not impaired.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 43

Pillar 3 report
Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach for the calculation of risk weighted assets.

As at 30 September 2022, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund exposures and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure[1] is also included in the standardised approach.

30 September 2022 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,762	-
2%	3,051	61
20%	1,159	232
35%	361	126
50%	1,174	587
75%	2,652	1,989
100%	4,240	4,239
150%	54	82
Default fund contributions[1]	150	105
Mark-to-market related credit risk	-	6,377
Total	14,603	13,798

31 March 2022 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,674	-
2%	2,540	51
20%	1,288	258
35%	347	121
50%	1,242	621
75%	3,106	2,329
100%	3,906	3,906
150%	49	73
Default fund contributions[1]	124	91
Mark-to-market related credit risk	-	5,691
Total	14,276	13,141

30 September 2021 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,690	-
2%	4,339	87
20%	1,316	263
35%	372	130
50%	1,293	646
75%	3,624	2,718
100%	3,860	3,862
150%	50	74
Default fund contributions[1]	135	104
Mark-to-market related credit risk	-	6,278
Total	16,679	14,162

[1] Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

44 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital 'slotting' approach applies.

Westpac has property finance and project finance credit risk exposures categorised as specialised lending. The 'Credit Risk Management' section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital 'slots'.

Property finance

30 September 2022 **$m**	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	27,701	111	19,392
Good	90%	31,330	251	28,302
Satisfactory	115%	4,226	118	4,900
Weak	250%	627	50	1,567
Default	NA	600	300	-
Total		64,484	830	54,161

31 March 2022 **$m**	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	28,350	113	19,847
Good	90%	29,863	239	26,980
Satisfactory	115%	3,584	100	4,162
Weak	250%	607	49	1,518
Default	NA	653	327	-
Total		63,057	828	52,507

30 September 2021 **$m**	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	25,412	102	17,790
Good	90%	27,438	220	24,799
Satisfactory	115%	3,866	108	4,486
Weak	250%	621	50	1,553
Default	NA	600	299	-
Total		57,937	779	48,628

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 45

Pillar 3 report
Credit risk exposures

Project and object finance

30 September 2022 $m	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	2,811	11	1,968
Good	90%	944	8	849
Satisfactory	115%	313	9	360
Weak	250%	-	-	-
Default	NA	-	-	-
Total		4,068	28	3,177

31 March 2022 $m	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	6,369	25	4,459
Good	90%	1,083	9	975
Satisfactory	115%	342	10	393
Weak	250%	-	-	-
Default	NA	-	-	-
Total		7,794	44	5,827

30 September 2021 $m	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	7,158	29	5,011
Good	90%	1,242	10	1,118
Satisfactory	115%	275	8	316
Weak	250%	120	10	299
Default	NA	-	-	-
Total		8,795	56	6,744

46 | Westpac Group September 2022 Pillar 3 report

Westpac GROUP

Pillar 3 report
Credit risk exposures

Portfolios subject to IRB approaches

In the table below Westpac's transaction-managed exposures are classified by the external credit rating. Each external credit rating aligns to one or more internally assigned credit risk grades, as outlined in the 'Credit Risk Management' section of this report. Westpac's internal rating scale has more risk grades than does the external rating scale, and as a result, average PD can vary from portfolio to portfolio for the same external grade. Westpac's program-managed exposures are classified by PD band and the average PD within a band can, likewise, vary from portfolio to portfolio.

For both non-defaulted and defaulted exposures, regulatory expected loss is defined at facility level. For non-defaulted exposures, regulatory expected loss is the product of PD, LGD and EAD while for defaulted exposures, this is the best estimates of loss. Total regulatory expected loss as shown in the table below is the sum of both non-defaulted and defaulted regulatory expected loss and given the difference in methodology, regulatory expected loss reported is not equal to the product of the corresponding reported average PD, average LGD and aggregate EAD.

Corporate portfolio by external credit rating

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	1,695	9	1,703	0.01%	59%	-	179	11%
AA	5,425	2,074	7,485	0.03%	47%	1	1,009	13%
A	27,763	11,937	39,465	0.07%	51%	14	10,254	26%
BBB	36,926	24,660	60,667	0.22%	48%	63	29,743	49%
BB	26,680	9,188	35,339	1.05%	37%	138	27,071	77%
B	619	45	654	4.78%	42%	13	908	139%
Other	1,011	302	1,305	19.45%	42%	104	2,810	215%
Subtotal	100,119	48,215	146,618	0.56%	46%	333	71,974	49%
Default	407	115	879	NA	70%	567	714	81%
Total	100,526	48,330	147,497	1.15%	46%	900	72,688	49%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	322	9	331	0.01%	51%	-	32	10%
AA	3,095	1,767	4,844	0.03%	53%	1	829	17%
A	17,900	11,939	29,569	0.07%	53%	10	7,947	27%
BBB	31,200	26,382	56,699	0.22%	49%	60	28,515	50%
BB	25,761	10,882	36,381	1.07%	37%	145	27,997	77%
B	692	58	744	4.78%	37%	13	925	124%
Other	891	144	1,031	24.46%	40%	102	2,211	214%
Subtotal	79,861	51,181	129,599	0.64%	46%	331	68,456	53%
Default	466	163	912	NA	60%	508	935	103%
Total	80,327	51,344	130,511	1.33%	47%	839	69,391	53%

30 September 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	627	249	876	0.01%	39%	-	71	8%
AA	3,365	2,063	5,402	0.03%	51%	1	800	15%
A	16,818	13,075	29,662	0.07%	52%	10	7,847	26%
BBB	29,734	25,297	54,268	0.23%	48%	59	27,318	50%
BB	25,011	11,677	36,449	1.11%	37%	147	27,271	75%
B	894	137	1,027	4.78%	38%	19	1,331	130%
Other	1,158	316	1,467	23.63%	41%	146	3,413	233%
Subtotal	77,607	52,814	129,151	0.73%	46%	382	68,051	53%
Default	953	132	1,094	NA	54%	543	664	61%
Total	78,560	52,946	130,245	1.57%	46%	925	68,715	53%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 47

Pillar 3 report
Credit risk exposures

Business lending portfolio by external credit rating

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	147	50	197	0.08%	43%	-	43	22%
BBB	2,890	1,501	4,392	0.23%	30%	3	1,138	26%
BB	35,858	9,890	45,727	1.39%	29%	182	25,157	55%
B	804	114	919	4.78%	29%	13	707	77%
Other	1,445	222	1,668	22.74%	31%	117	2,427	146%
Subtotal	41,144	11,777	52,903	2.02%	29%	315	29,472	56%
Default	1,381	105	1,487	NA	24%	311	1,069	72%
Total	42,525	11,882	54,390	4.70%	29%	626	30,541	56%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	149	94	243	0.08%	41%	-	42	17%
BBB	1,363	688	2,050	0.22%	29%	1	524	26%
BB	35,310	11,472	46,741	1.56%	29%	211	27,044	58%
B	1,078	193	1,272	4.78%	30%	18	1,013	80%
Other	1,428	263	1,691	22.12%	32%	120	2,519	149%
Subtotal	39,328	12,710	51,997	2.25%	29%	350	31,142	60%
Default	1,264	97	1,367	NA	26%	271	1,544	113%
Total	40,592	12,807	53,364	4.75%	29%	621	32,686	61%

30 September 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	179	68	247	0.08%	42%	-	46	19%
BBB	1,460	548	2,006	0.21%	28%	1	440	22%
BB	34,517	10,984	45,432	1.59%	29%	210	26,264	58%
B	1,333	235	1,569	4.78%	31%	23	1,283	82%
Other	1,511	187	1,697	21.86%	34%	130	2,732	161%
Subtotal	39,000	12,022	50,951	2.30%	29%	364	30,765	60%
Default	1,371	82	1,469	NA	28%	294	1,794	122%
Total	40,371	12,104	52,420	5.04%	29%	658	32,559	62%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

Sovereign portfolio by external credit rating[1]

30 September 2022 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	159,202	311	159,587	0.01%	6%	1	1,040	1%
AA	60,550	698	61,544	0.02%	6%	1	1,091	2%
A	722	301	1,025	0.05%	33%	-	161	16%
BBB	138	12	150	0.17%	29%	-	25	17%
BB	5	13	18	2.10%	35%	-	15	83%
B	-	-	-	-	-	-	-	-
Other	1	2	3	12.11%	18%	-	3	100%
Subtotal	220,618	1,337	222,327	0.01%	6%	2	2,335	1%
Default	-	-	-	NA	-	-	-	-
Total	220,618	1,337	222,327	0.01%	6%	2	2,335	1%

31 March 2022 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	162,590	279	163,307	0.01%	6%	1	1,078	1%
AA	53,148	1,024	55,195	0.02%	7%	1	1,053	2%
A	387	246	635	0.05%	30%	-	101	16%
BBB	56	10	66	0.22%	40%	-	24	36%
BB	2	14	16	2.13%	37%	-	14	88%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	216,183	1,573	219,219	0.01%	6%	2	2,270	1%
Default	-	-	-	NA	-	-	-	-
Total	216,183	1,573	219,219	0.01%	6%	2	2,270	1%

30 September 2021 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	130,884	280	133,050	0.01%	7%	1	1,324	1%
AA	57,360	801	61,655	0.02%	6%	1	1,096	2%
A	363	178	542	0.05%	26%	-	50	9%
BBB	55	10	65	0.22%	40%	-	23	35%
BB	2	27	29	1.47%	23%	-	15	52%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	188,664	1,296	195,341	0.01%	7%	2	2,508	1%
Default	-	-	-	NA	-	-	-	-
Total	188,664	1,296	195,341	0.01%	7%	2	2,508	1%

[1] March 2022 and September 2021 Sovereign EAD have been restated. Refer to June 2022 Pillar 3 report for further details.
[2] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[3] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 49

Pillar 3 report
Credit risk exposures

Bank portfolio by external credit rating

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	2,651	22	2,707	0.01%	12%	-	127	5%
AA	6,831	91	6,864	0.03%	59%	1	1,317	19%
A	10,729	366	10,774	0.05%	58%	4	2,666	25%
BBB	848	182	959	0.19%	56%	1	454	47%
BB	23	17	41	0.92%	57%	-	40	98%
B	3	-	2	4.78%	60%	-	3	150%
Other	1	-	1	23.74%	60%	-	2	200%
Subtotal	21,086	678	21,348	0.05%	52%	6	4,609	22%
Default	-	-	-	NA	-	-	-	0%
Total	21,086	678	21,348	0.05%	52%	6	4,609	22%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	2,411	-	2,435	0.01%	12%	-	82	3%
AA	5,720	232	5,947	0.03%	60%	1	1,247	21%
A	11,404	417	11,488	0.05%	59%	4	2,912	25%
BBB	1,231	176	1,345	0.20%	55%	1	680	51%
BB	23	17	40	0.83%	52%	-	33	83%
B	2	-	1	4.78%	60%	-	2	200%
Other	1	-	1	23.74%	60%	-	4	400%
Subtotal	20,792	842	21,257	0.05%	53%	6	4,960	23%
Default	-	-	-	NA	-	-	-	-
Total	20,792	842	21,257	0.05%	53%	6	4,960	23%

30 September 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	2,443	-	2,486	0.01%	11%	-	90	4%
AA	6,693	120	6,782	0.03%	60%	1	1,358	20%
A	10,003	471	10,270	0.05%	58%	3	2,611	25%
BBB	1,464	330	1,713	0.19%	59%	2	1,011	59%
BB	14	17	31	0.80%	61%	-	30	97%
B	-	-	-	-	60%	-	-	-
Other	1	-	1	23.74%	60%	-	4	400%
Subtotal	20,618	938	21,283	0.05%	53%	6	5,104	24%
Default	-	-	-	NA	-	-	-	-
Total	20,618	938	21,283	0.05%	53%	6	5,104	24%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

50 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Credit risk exposures

Residential mortgages portfolio by PD band[1, 2]

30 September 2022 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	139,831	45,839	184,024	0.07%	20%	28	12,446	7%
0.10 to 0.25	27,842	9,372	36,510	0.24%	20%	18	5,641	15%
0.25 to 1.0	285,338	30,499	311,768	0.52%	20%	322	78,447	25%
1.0 to 2.5	34,699	3,384	37,178	1.45%	21%	111	18,546	50%
2.5 to 10.0	12,192	574	12,492	4.84%	20%	122	12,062	97%
10.0 to 99.99	10,840	198	11,020	18.62%	20%	410	15,965	145%
Subtotal	510,742	89,866	592,992	0.85%	20%	1,011	143,107	24%
Default	3,829	29	3,841	NA	20%	394	6,101	159%
Total	514,571	89,895	596,833	1.49%	20%	1,405	149,208	25%

31 March 2022 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	140,674	44,608	183,545	0.08%	20%	28	12,060	7%
0.10 to 0.25	26,650	8,000	33,913	0.24%	20%	16	5,249	15%
0.25 to 1.0	274,769	30,369	300,908	0.52%	20%	311	73,393	24%
1.0 to 2.5	33,753	3,376	36,198	1.45%	21%	109	17,572	49%
2.5 to 10.0	12,304	594	12,608	4.85%	20%	124	11,781	93%
10.0 to 99.99	13,934	248	14,152	19.48%	20%	551	19,655	139%
Subtotal	502,084	87,195	581,324	0.98%	20%	1,139	139,710	24%
Default	4,477	26	4,486	NA	20%	476	6,738	150%
Total	506,561	87,221	585,810	1.74%	20%	1,615	146,448	25%

30 September 2021 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	143,428	44,117	185,777	0.06%	20%	23	11,042	6%
0.10 to 0.25	77,959	15,059	92,334	0.22%	20%	40	13,932	15%
0.25 to 1.0	213,790	23,049	232,515	0.56%	20%	259	61,105	26%
1.0 to 2.5	35,221	3,738	37,974	1.43%	21%	113	18,819	50%
2.5 to 10.0	12,134	628	12,449	4.60%	20%	116	11,875	95%
10.0 to 99.99	15,507	246	15,720	27.59%	20%	504	21,687	138%
Subtotal	498,039	86,837	576,769	1.23%	20%	1,055	138,460	24%
Default	5,356	29	5,367	NA	20%	582	7,074	132%
Total	503,395	86,866	582,136	2.14%	20%	1,637	145,534	25%

[1] The above table reflects that at 30 September 2022, 31 March 2022 and 30 September 2021 Westpac applied a floor of 25% to its residential mortgage risk weights. This has resulted in an $8.0 billion increase to RWA at 30 September 2022, which was $4.1 billion higher than 31 March 2022 due to improved credit metrics.

[2] The above table reflects that at 31 March 2022 Westpac recalibrated the mortgage PD model to reflect an increase in hardship, which resulted in redistribution of EAD across PD bands.

[3] Outstandings are balances that were drawn down as at the reporting date.

[4] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 51

Pillar 3 report
Credit risk exposures

Australian credit cards portfolio by PD band[1, 2]

30 September 2022 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,835	9,242	7,626	0.05%	79%	3	197	3%
0.10 to 0.25	1,124	3,136	2,911	0.16%	82%	4	225	8%
0.25 to 1.0	1,010	1,017	1,667	0.46%	83%	7	310	19%
1.0 to 2.5	1,025	716	1,536	1.55%	82%	19	699	46%
2.5 to 10.0	825	297	1,001	4.40%	82%	36	932	93%
10.0 to 99.99	237	63	255	25.68%	79%	51	1,061	416%
Subtotal	6,056	14,471	14,996	1.00%	81%	120	3,424	23%
Default	72	16	72	NA	80%	33	493	685%
Total	6,128	14,487	15,068	1.47%	81%	153	3,917	26%

31 March 2022 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,724	9,361	7,567	0.05%	79%	3	196	3%
0.10 to 0.25	1,060	3,331	2,922	0.16%	82%	4	226	8%
0.25 to 1.0	1,015	1,044	1,671	0.47%	83%	7	313	19%
1.0 to 2.5	1,079	735	1,601	1.55%	82%	20	728	45%
2.5 to 10.0	895	306	1,075	4.43%	82%	39	1,004	93%
10.0 to 99.99	272	70	284	26.96%	79%	60	1,015	357%
Subtotal	6,045	14,847	15,120	1.09%	81%	133	3,482	23%
Default	73	14	73	NA	80%	36	469	642%
Total	6,118	14,861	15,193	1.57%	81%	169	3,951	26%

30 September 2021 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,582	9,805	7,647	0.05%	71%	2	177	2%
0.10 to 0.25	931	3,670	2,894	0.16%	73%	3	199	7%
0.25 to 1.0	942	1,148	1,649	0.47%	74%	6	276	17%
1.0 to 2.5	1,097	810	1,657	1.56%	74%	19	687	41%
2.5 to 10.0	964	335	1,158	4.43%	73%	37	963	83%
10.0 to 99.99	297	78	310	28.63%	70%	64	1,404	453%
Subtotal	5,813	15,846	15,315	1.19%	72%	131	3,706	24%
Default	79	14	79	NA	71%	36	295	373%
Total	5,892	15,860	15,394	1.70%	72%	167	4,001	26%

[1] The above table reflects that at 30 September 2022, 31 March 2022 and 30 September 2021 Westpac applied a floor of 26% to its Australian Credit Cards risk weights. This has resulted in a $0.5 billion increase in RWA at 30 September 2022, which was $0.1 billion higher than 31 March 2022.
[2] The above table reflects that at 31 March 2022 Westpac recalibrated the Australian Credit Cards LGD model.
[3] Outstandings are balances that were drawn down as at the reporting date.
[4] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

52 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Credit risk exposures

Other retail portfolio by PD band

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	214	792	696	0.05%	47%	-	52	7%
0.10 to 0.25	336	1,110	1,052	0.20%	59%	2	264	25%
0.25 to 1.0	2,274	824	2,949	0.64%	60%	12	1,490	51%
1.0 to 2.5	1,528	674	2,036	1.64%	70%	25	1,796	88%
2.5 to 10.0	1,381	185	1,531	4.85%	74%	59	1,773	116%
10.0 to 99.99	493	29	534	24.56%	70%	96	840	157%
Subtotal	6,226	3,614	8,798	2.96%	64%	194	6,215	71%
Default	172	10	174	NA	70%	98	511	294%
Total	6,398	3,624	8,972	4.84%	64%	292	6,726	75%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	212	889	753	0.05%	47%	-	57	8%
0.10 to 0.25	329	1,186	1,094	0.20%	59%	2	276	25%
0.25 to 1.0	2,651	860	3,351	0.65%	59%	13	1,675	50%
1.0 to 2.5	1,862	713	2,394	1.63%	68%	29	2,073	87%
2.5 to 10.0	1,670	208	1,834	4.75%	73%	68	2,071	113%
10.0 to 99.99	624	38	673	24.82%	68%	120	1,037	154%
Subtotal	7,348	3,894	10,099	3.14%	63%	232	7,189	71%
Default	210	10	213	NA	70%	120	596	280%
Total	7,558	3,904	10,312	5.14%	64%	352	7,785	75%

30 September 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	208	992	809	0.05%	47%	-	61	8%
0.10 to 0.25	311	1,260	1,130	0.20%	59%	2	289	26%
0.25 to 1.0	2,956	990	3,785	0.65%	58%	14	1,892	50%
1.0 to 2.5	2,152	814	2,775	1.63%	67%	33	2,348	85%
2.5 to 10.0	1,829	233	2,016	4.74%	69%	71	2,171	108%
10.0 to 99.99	712	43	765	25.87%	66%	138	1,130	148%
Subtotal	8,168	4,332	11,280	3.24%	62%	258	7,891	70%
Default	235	10	238	NA	68%	136	381	160%
Total	8,403	4,342	11,518	5.24%	62%	394	8,272	72%

[1] Outstandings are balances that were drawn down as at the reporting date.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 53

Pillar 3 report
Credit risk exposures

Small business portfolio by PD band

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	201	371	404	0.07%	53%	-	46	11%
0.10 to 0.25	125	198	317	0.19%	21%	-	27	9%
0.25 to 1.0	4,955	3,444	8,327	0.46%	29%	11	1,785	21%
1.0 to 2.5	12,752	1,605	14,374	1.60%	38%	85	7,243	50%
2.5 to 10.0	2,249	287	2,537	5.10%	35%	47	1,722	68%
10.0 to 99.99	1,311	81	1,395	28.26%	37%	143	1,545	111%
Subtotal	21,593	5,986	27,354	2.90%	35%	286	12,368	45%
Default	763	65	775	NA	32%	162	1,623	209%
Total	22,356	6,051	28,129	5.57%	35%	448	13,991	50%

31 March 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	205	371	406	0.07%	53%	-	46	11%
0.10 to 0.25	144	206	339	0.18%	21%	-	28	8%
0.25 to 1.0	5,382	3,551	8,852	0.46%	29%	12	1,910	22%
1.0 to 2.5	13,463	1,807	15,282	1.60%	38%	91	7,713	50%
2.5 to 10.0	2,264	341	2,606	4.98%	35%	47	1,760	68%
10.0 to 99.99	1,366	95	1,462	29.13%	35%	147	1,602	110%
Subtotal	22,824	6,371	28,947	2.91%	35%	297	13,059	45%
Default	695	43	706	NA	33%	175	1,342	190%
Total	23,519	6,414	29,653	5.22%	35%	472	14,401	49%

30 September 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	212	389	423	0.07%	51%	-	46	11%
0.10 to 0.25	148	199	337	0.19%	21%	-	28	8%
0.25 to 1.0	5,822	3,638	9,367	0.46%	29%	13	2,008	21%
1.0 to 2.5	13,763	1,817	15,564	1.61%	38%	94	7,911	51%
2.5 to 10.0	2,294	283	2,577	5.05%	34%	47	1,730	67%
10.0 to 99.99	1,670	95	1,767	30.64%	36%	194	1,990	113%
Subtotal	23,909	6,421	30,035	3.22%	35%	348	13,713	46%
Default	830	46	842	NA	33%	196	1,474	175%
Total	24,739	6,467	30,877	5.85%	35%	544	15,187	49%

1 Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
2 Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

54 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

Credit Quality

Actual losses

30 September 2022 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 12 months ended
Corporate	1	-	383	-	384
Business lending	45	-	56	(17)	84
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	7	-	25	(2)	30
Australian credit cards	176	-	-	(72)	104
Other retail	195	8	-	(98)	105
Small business	13	1	23	-	37
Specialised lending	-	-	1	-	1
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	437	9	488	(189)	745

31 March 2022 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 6 months ended
Corporate	-	-	303	-	303
Business lending	23	-	20	(9)	34
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	5	-	18	5	28
Australian credit cards	88	-	-	(38)	50
Other retail	88	3	-	(55)	36
Small business	6	1	7	-	14
Specialised lending	3	1	-	(5)	(1)
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	213	5	348	(102)	464

30 September 2021 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 12 months ended
Corporate	-	-	67	-	67
Business lending	69	1	37	(16)	91
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	14	-	59	(2)	71
Australian credit cards	228	-	-	(92)	136
Other retail	263	7	-	(124)	146
Small business	26	2	56	(2)	82
Specialised lending	1	3	3	(6)	1
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	601	13	222	(242)	594

[1] Write-offs from individually assessed provisions.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 55

Pillar 3 report
Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period[1].

Predicted parameters are reviewed annually utilising observed outcomes from prior periods as a key input.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio for the period since IRB accreditation and reported as the predicted default rate. The actual default rate reflects the fraction of obligors who start the year not in default but default during the one year period. The observed annual default rates are averaged over the period since IRB accreditation.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD up to one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

30 September 2022	Regulatory	Default rate		Loss Given Default		Observed EAD variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	900	2.30%	0.88%	46%	25%	(22%)
Business lending	626	2.26%	1.62%	35%	17%	(14%)
Sovereign	2	0.25%	-	-	-	-
Bank	6	0.42%	0.11%	-	-	-
Residential mortgages	1,405	0.74%	0.62%	20%	1%	(1%)
Australian credit cards	153	1.63%	1.52%	74%	58%	(2%)
Other retail	292	4.69%	3.53%	68%	40%	(7%)
Small business	448	3.92%	2.91%	38%	7%	(9%)
Specialised lending	858	NA	2.14%	NA	17%	(11%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	4,690					

[1] Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.
[2] Includes regulatory expected losses for defaulted and non-defaulted exposures.
[3] A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

56 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Credit risk exposures

31 March 2022 $m	Regulatory Expected Loss[1]	Default rate Predicted	Default rate Observed	Loss Given Default Predicted	Loss Given Default Observed	Observed EAD variance to Predicted[2]
Corporate	839	2.30%	0.96%	45%	26%	(22%)
Business lending	621	2.26%	1.63%	35%	17%	(13%)
Sovereign	2	0.24%	-	-	-	-
Bank	6	0.42%	0.11%	-	-	-
Residential mortgages	1,615	0.73%	0.62%	20%	1%	(1%)
Australian credit cards	169	1.66%	1.55%	74%	58%	(2%)
Other retail	352	4.72%	3.58%	68%	41%	(7%)
Small business	472	3.88%	2.94%	38%	7%	(9%)
Specialised lending	871	NA	2.21%	NA	17%	(10%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	4,947					

30 September 2021 $m	Regulatory Expected Loss[1]	Default rate Predicted	Observed	Loss Given Default Predicted	Observed	Observed EAD variance to Predicted[2]
Corporate	925	2.22%	0.83%	46%	30%	(23%)
Business lending	658	2.27%	1.49%	35%	18%	(14%)
Sovereign	2	0.13%	-	-	-	-
Bank	6	0.42%	0.11%	-	-	-
Residential mortgages	1,637	0.72%	0.62%	20%	1%	(1%)
Australian credit cards	167	1.68%	1.58%	74%	58%	(2%)
Other retail	394	4.75%	3.63%	68%	42%	(7%)
Small business	544	3.79%	2.95%	39%	8%	(8%)
Specialised lending	835	NA	1.96%	NA	19%	(10%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	5,168					

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures
[2] A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac GROUP
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Pillar 3 report
Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac's direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. Minimum standards for recognising credit risk mitigation are set out in Westpac's credit rules and policies. All proposals for recognising risk mitigation require approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes:

- exposures secured by eligible financial collateral, either cash or certain government or semi-government securities, or where protection is bought via credit linked notes, provided proceeds are invested in eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD[1];
- exposures mitigated by eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is rated A-/A3 or better. The Group Chief Credit Officer has the authority to approve exceptions to the A-/A3 minimum; and
- exposures mitigated by guarantees, letters of credit, credit default swaps or similar instruments, which are not eligible for double default treatment are treated under the substitution approach.

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure. Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac's net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades.

[1] Excludes collateralised derivative transactions.

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Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

30 September 2022 **$m**	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Credit Risk Mitigants Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Credit Risk Mitigants Covered by Credit Derivatives
Corporate	149,324	(1,827)	147,497	8,595	2,224	974	210
Sovereign	223,013	(686)	222,327	1,708	685	68	-
Bank	24,151	(2,803)	21,348	9,438	2,803	-	-
Standardised	14,603	-	14,603	2,499	-	-	-
Total	411,091	(5,316)	405,775	22,240	5,712	1,042	210

31 March 2022 **$m**	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Credit Risk Mitigants Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Credit Risk Mitigants Covered by Credit Derivatives
Corporate	130,895	(384)	130,511	4,409	919	718	123
Sovereign	219,329	(110)	219,219	1,210	110	103	-
Bank	22,223	(966)	21,257	7,380	966	-	-
Standardised	14,276	-	14,276	2,033	-	-	-
Total	386,723	(1,460)	385,263	15,032	1,995	821	123

30 September 2021 **$m**	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Credit Risk Mitigants Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Credit Risk Mitigants Covered by Credit Derivatives
Corporate	130,966	(721)	130,245	4,464	1,283	456	10
Sovereign	195,406	(65)	195,341	596	65	116	-
Bank	22,443	(1,160)	21,283	7,233	1,160	-	-
Standardised	16,679	-	16,679	3,046	-	-	-
Total	365,494	(1,946)	363,548	15,339	2,508	572	10

[1] Impact of credit mitigation under the substitution approach.

Westpac GROUP
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Pillar 3 report
Counterparty credit risk

This section describes Westpac's exposure to credit risk arising from derivative and treasury products.

Approach

Westpac actively assesses and manages the derivative and treasury credit risk (known collectively as counterparty credit risk) arising from its derivatives business. Westpac's process for managing counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac quantifies this risk through a daily simulation of future market price and rate shocks and converts the effect of these shocks on the mark-to-market value of Westpac's positions to a credit exposure using Westpac's Derivative Risk Equivalent (DRE) methodology. Exposures are loaded into Westpac's credit limit management system where they are checked against pre-settlement risk limits that are set at the counterparty level. Limit excesses are reported to credit managers and actioned within strict timeframes.

Structure and organisation

The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

- capital to absorb losses arising from the default of derivative counterparties; and
- capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments (CVA) and this risk is sometimes labelled as CVA risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

- the limit system monitors for excesses of the pre-defined limits, with any excesses being notified to authorised credit officers;
- Westpac has netting agreements with counterparties to allow the exposure across a portfolio of trades with the same counterparty to be netted;
- Westpac has collateral agreements with its largest counterparties. The market value of the counterparty's portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded. Westpac exchanges Initial Margin with eligible counterparties for eligible products as protection against potential future exposure to changes in market value;
- Westpac has initial margin agreements with qualifying counterparties subject to relevant international regulations. The exchange of initial margin for eligible products covers the potential future exposure that could arise from changes in the market value of derivative transactions over the close-out period in the event of a counterparty default;
- credit derivatives are used to mitigate credit exposure against certain counterparties; and
- regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a 'loan-equivalent' exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty's credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

60 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac's credit rating

A downgrade in Westpac's credit rating can have an impact on Westpac's collateral agreements. Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $8 million; while for a two notch downgrade, postings would be $17 million[1].

Counterparty credit risk summary

$m	30 September 2022	31 March 2022	30 September 2021
Gross positive fair value	42,189	19,124	20,563
Netting and collateral benefits	(29,541)	(13,138)	(13,043)
including cash collateral held	284	5,170	861
Replacement cost	12,647	5,986	7,520
Potential future exposure	11,374	10,824	9,930
Impact of scaling factor of 1.4 and incurred credit value adjustment	9,385	6,566	6,863
Net derivatives credit exposure under SA-CCR	33,406	23,376	24,313
Exposure type			
Interest rate contracts	5,989	5,805	8,940
Foreign exchange contracts	26,860	16,639	14,495
Equity contracts	-	-	1
Credit derivatives	9	20	7
Commodity contracts	548	912	870
Other	-	-	-
Total	33,406	23,376	24,313

Credit derivative transactions that create exposures to counterparty credit risk

30 September 2022	Westpac Portfolio		Intermediation activities	
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	7	2	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	7	2	-	-

31 March 2022	Westpac Portfolio		Intermediation activities	
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	2	19	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	2	19	-	-

[1] Credit rating downgrade postings are cumulative.

Westpac GROUP

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Pill ar 3 r e p or t C oun te r p a r ty cre dit ri s k 62 | W e s tpac G r oup September 2022 Pi l l ar 3 report 30 September 2021 Westpac Portfolio Intermediation activities Credit derivatives products used ($m) Bought Sold Bought Sold Credit Default Swaps - 7 - - Total Return Swaps - - - - Credit options - - - - Credit linked notes - - - - Collateralised Loan Obligations - - - - Other - - - - Total - 7 - -

Pillar 3 report
Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

- traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and
- synthetic transactions, where the ownership of the underlying asset pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac's involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets. All securitisation activity must follow Westpac's credit policies and approval processes.

Securitisation of Westpac originated assets - Securitisation is used by Westpac as a funding and liquidity management tool and may also be used as a capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac's wholesale funding capacity. Westpac may provide arm's length facilities and services to the securitisation vehicles. These typically include the provision of liquidity, redraw facilities and derivative contracts.

Westpac has entered into self securitisation transactions for funding and liquidity purposes. These are the same as traditional securitisations, except that Westpac is the holder of all classes of notes issued (other than where senior notes have been pledged as eligible collateral with the RBA). The senior notes qualify as eligible collateral with the RBA, and are pledged against the Term Funding Facility provided by the RBA and may also be used to pledge against the Committed Liquidity Facility and meet APRA's contingent liquidity requirements[1].

These 'self securitisations' do not change risk weighted assets[2]. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac's credit portfolio - Westpac may use securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks. Westpac also invests in securitisation exposures.

Provision of securitisation services, including funding and arranging asset backed bond issues – Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include the provision of warehouse and term funding of securitised assets and arranging asset backed bond issues. Westpac may also invest in asset backed bond issues and will receive an interest margin for securities held.

Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac's role in the securitisation process

Securitisation activity	Role played by Westpac	
Securitisation of Westpac originated assets	• Arranger	• Note holder
	• Asset originator	• Trust manager
	• Bond distributor	• Swap provider
	• Facility provider	• Servicer
Securitisation in the management of Westpac's credit portfolio	• Hedger - protection purchaser	
	• Investor - protection seller	

[1] APS210 updated contingent liquidity guidance requires from 1 March 2022, self securitisations to cover 30% of AUD net cash outflows
[2] The credit exposures of the underlying loans are measured in accordance with APS113.

Westpac GROUP
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Pillar 3 report
Securitisation

Provision of securitisation services including funding and arranging asset backed bond issues	• Arranger • Bond distributor • Warehouse financing • Investor - purchaser of securitisation exposures	• Liquidity facility provider • Swap provider • Market maker and broker for distributed bonds

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac's own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac's credit portfolio - Westpac acts as principal in transactions and may buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income.

Provision of securitisation services including funding and arranging asset backed bond issues - Westpac receives market-based fees in return for its services as servicer, swap provider, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities. Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions.

Structure and organisation

Securitisation of Westpac originated assets - Westpac's Treasury operations are responsible for all Westpac originated securitisation activity including funding and liquidity management.

Securitisation in the management of Westpac's credit portfolio - Westpac's exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac's standard risk reporting and management systems.

Provision of securitisation services including funding and arranging asset backed bond issues - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities, servicer and arranger services, and market-making and broking of asset-backed bonds.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with counterparties are captured as part of Westpac's traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac's hedging arrangements to each securitisation trust are captured and managed within Westpac's asset and liability management framework. The liquidity risk generated by Westpac's liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac's liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac's credit portfolio - Transactions are approved in accordance with Westpac's credit risk mitigation approach (see pages 58 and 59).

Provision of securitisation services including funding and arranging asset backed bond issues - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk

64 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Securitisation

policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac's credit risk mitigation approach (see pages 58 and 59). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 60 to 62) and market risk management (see pages 73 to 76) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is measured in accordance with APS120. APS120 specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk.

Under APS120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach (IAA) is not permitted under APS120.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac's calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied[1].

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac's credit portfolio - Securitisation exposures are assessed using either the ERBA or SFA approaches.

Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding client facilities.

The External Credit Assessment Institutions that can be used by Westpac for securitisations are Standard & Poor's, Moody's and Fitch.

Westpac's accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac's balance sheet for accounting purposes.

Securitisation in the management of Westpac's credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac's balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement. All other investments in securitisation exposures will be classified as available-for-sale (AFS) and measured at fair value through Other Comprehensive Income (within the AFS securities reserve).

Provision of securitisation services including funding and arranging asset backed bond issues - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

[1] Including the requirements to achieve capital relief.

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Securitisation

Banking book summary of assets securitised by Westpac

This table shows outstanding banking book securitisation assets and assets intended to be securitised[1] for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

30 September 2022 $m	Total outstanding securitised by ADI Traditional Securitisation[2]	Synthetic Securitisation	Assets intended to be securitised	Impaired loans	Past due assets	Westpac recognised losses
Residential mortgages	144,529	-	-	41	829	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	347	-	-	9	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	144,876	-	-	50	829	-

31 March 2022 $m	Total outstanding securitised by ADI Traditional Securitisation[2]	Synthetic Securitisation	Assets intended to be securitised	Impaired loans	Past due assets	Westpac recognised losses
Residential mortgages	144,276	-	-	35	927	1
Credit cards	-	-	-	-	-	-
Auto and equipment finance	571	-	-	12	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	144,847	-	-	47	927	1

30 September 2021 $m	Total outstanding securitised by ADI Traditional Securitisation[2]	Synthetic Securitisation	Assets intended to be securitised	Impaired loans	Past due assets	Westpac recognised losses
Residential mortgages	141,414	-	-	41	1,075	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	861	-	-	13	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	142,275	-	-	54	1,075	-

Banking book summary of total Westpac sponsored third party assets securitised

This table represents banking book third party assets where Westpac acts as a sponsor.

$m	30 September 2022	31 March 2022	30 September 2021
Residential mortgages	131	151	111
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	-	-	-
Total	131	151	111

[1] Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
[2] Includes self-securitisation assets of $139,117 million as at 30 September 2022 ($138,937 million as at 31 March 2022 and $136,266 million as at 30 September 2021).

66 | Westpac Group September 2022 Pillar 3 report

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Securitisation

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 12 months ended 30 September 2022 $m	Amount securitised	Recognised gain or loss on sale
Residential mortgages	46,995	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	46,995	-

For the 6 months ended 31 March 2022 $m	Amount securitised	Recognised gain or loss on sale
Residential mortgages	23,921	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	23,921	-

For the 12 months ended 30 September 2021 $m	Amount securitised	Recognised gain or loss on sale
Residential mortgages	35,124	-
Credit cards	-	-
Auto and equipment finance	325	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	35,449	-

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 67

Pillar 3 report
Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

30 September 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,054	35	7,089
Liquidity facilities	-	-	250	250
Funding facilities	4,816	-	912	5,728
Underwriting facilities	-	-	-	-
Lending facilities	2,442	-	308	2,750
Warehouse facilities	14,678	-	5,827	20,505
Total	21,936	7,054	7,332	36,322

31 March 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,590	37	7,627
Liquidity facilities	-	-	295	295
Funding facilities	3,132	-	1,868	5,001
Underwriting facilities	-	-	-	-
Lending facilities	1,930	-	371	2,301
Warehouse facilities	12,091	-	6,051	18,142
Total	17,154	7,590	8,623	33,366

30 September 2021	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,025	38	8,063
Liquidity facilities	-	-	251	251
Funding facilities	3,870	-	1,466	5,336
Underwriting facilities	-	-	-	-
Lending facilities	791	-	328	1,119
Warehouse facilities	10,742	-	5,050	15,793
Total	15,404	8,025	7,133	30,561

68 | Westpac Group September 2022 Pillar 3 report

Pil l a r 3 repor t S e c u ri ti sat io n W e stpac Gr ou p Se ptember 2 02 2 Pilla r 3 re p o rt | 69 Ba n k ing b ook se c u ritisation ex posure at de fa u lt b y r i s k w e i ght ba n d 30 September 2022 Total Exposure Total Risk $m Securitisation Resecuritisation at Default Securitisation Resecuritisation Weighted Assets Less than or equal to 10% 12 - 12 - - - Greater than 10 - 20% 32,122 - 32,122 5,485 - 5,485 Greater than 20 - 30% 1,687 - 1,687 391 - 391 Greater than 30 - 50% 1,654 - 1,654 599 - 599 Greater than 50 - 75% 826 - 826 453 - 453 Greater than 75 - 100% 9 - 9 8 - 8 Greater than 100 - 250% 10 - 10 11 - 11 Greater than 250 - 425% - - - - - - Greater than 425 - 650% - - - - - - Other - - - - - - Deductions 1 - 1 - - - Total 36,321 - 36,321 6,947 - 6,947 31 March 2022 Total Exposure Total Risk $m Securitisation Resecuritisation at Default Securitisation Resecuritisation Weighted Assets Less than or equal to 10% 15 - 15 - - - Greater than 10 - 20% 29,294 - 29,294 4,964 - 4,964 Greater than 20 - 30% 2,434 - 2,434 608 - 608 Greater than 30 - 50% 1,074 - 1,074 421 - 421 Greater than 50 - 75% 531 - 531 293 - 293 Greater than 75 - 100% - - - - - - Greater than 100 - 250% 18 - 18 19 - 19 Greater than 250 - 425% - - - - - - Greater than 425 - 650% - - - - - - Other - - - - - - Deductions - - - - - - Total 33,366 - 33,366 6,306 - 6,306 30 September 2021 Total Exposure Total Risk $m Securitisation Resecuritisation at Default Securitisation Resecuritisation Weighted Assets Less than or equal to 10% 9 - 9 - - - Greater than 10 - 20% 26,655 - 26,655 4,527 - 4,527 Greater than 20 - 30% 1,818 - 1,818 490 - 490 Greater than 30 - 50% 1,503 - 1,503 530 - 530 Greater than 50 - 75% 545 - 545 303 - 303 Greater than 75 - 100% 9 - 9 9 - 9 Greater than 100 - 250% 20 - 20 22 - 22 Greater than 250 - 425% - - - - - - Greater than 425 - 650% - - - - - - Other - - - - - - Deductions - - - - - - Total 30,561 - 30,561 5,881 - 5,881 Risk Weighted Assets Exposure Risk Weighted Assets Exposure Exposure Risk Weighted Assets B ank i ng book sec ur iti sa ti o n ex po s u r e d e duc te d fr om capita l As a t 3 0 Sept e m b e r 20 2 2 bankin g book se curit isation exp osure dedu c ted fro m capital w as ni l ( n i l at 3 1 M ar ch 202 2 ). B ank ing book sec ur it isa ti o n s ub j ec t t o early amo r ti s at io n treat men t T h e re i s n o s e cur i tisa tio n ex po sur e in t he ba n k ing b oo k t ha t is s ub ject to e a r l y amor tisa ti on tre at ment as at 3 0 Septe m b e r 202 2 (nil as a t 3 1 M ar ch 202 2 ) .. Ban ki n g bo ok re s e cur i t i s a t io n expo sur e subj e c t to c re dit r i sk mi t ig ation (CRM) As at 3 0 Septe m b e r 20 2 2 r esec ur it is a ti o n exp os u re s s u bj e c t t o C R M was n i l ( n i l at 3 1 M ar ch 202 2 ) .. B a n k ing book r es ecu r it isat i on exposur e to guaran tors Wes tpa c has no third p ar ty g ua r an tors p r o v i di n g g u a ra n tee s for secur iti sed a ss e ts , p rin ci p al or in terest r e pa yment s as at 3 0 Septe m b e r 20 2 2 (n i l as at 3 1 M ar ch 202 2 ) ..

Pillar 3 report
Securitisation

Trading book summary of assets securitised by Westpac

As at 30 September 2022 there was nil in outstanding securitisation exposures for Westpac originated assets held in the trading book (nil as at 31 March 2022).

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 30 September 2022 (nil as at 31 March 2022).

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 30 September 2022 (nil for the 6 months to 31 March 2022).

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

As at 30 September 2022 there is no Westpac originated outstanding securitisation exposure held in the trading book subject to APS116 Capital Adequacy: Market Risk (nil as at 31 March 2022).

70 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type[1]

30 September 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	473	-	473
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	32	32
Other derivatives	-	-	13	13
Total	-	473	45	518

31 March 2022	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	331	-	331
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	50	50
Other derivatives	-	-	16	16
Total	-	331	67	398

30 September 2021	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	91	-	91
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	83	83
Other derivatives	-	-	9	9
Total	-	91	92	184

Trading book securitisation exposure subject to internal models approach (IMA) for specific risk

There is no trading book securitisation exposure subject to internal models approach (IMA) for specific risk for 30 September 2022 (nil for 31 March 2022).

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no trading book securitisation exposure subject to APS120 specific risk for 30 September 2022 (nil for 31 March 2022).

Trading book capital requirements for securitisation exposures subject to IMA by risk classification

There is no trading book capital requirement for securitisation subject to IMA for 30 September 2022 (nil for 31 March 2022).

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 30 September 2022 (nil for 31 March 2022).

[1] EAD associated with trading book securitisation is not included in the EAD by Major Type on page 34. Trading book securitisation exposure is captured and risk weighted under APS116.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 71

Pillar 3 report
Securitisation

Trading book securitisation exposure deducted from capital

There is no trading book capital deduction for 30 September 2022 (nil for 31 March 2022).

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 30 September 2022 (nil for 31 March 2022).

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 30 September 2022 (nil for 31 March 2022).

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2022 (nil for 31 March 2022).

72 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Market risk

Westpac's exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Financial Markets' trading activity includes dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury's trading activity includes the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

Trading activities are managed within a BRiskC approved market risk framework that incorporates BRiskC approved value at risk (VaR) and stressed value at risk (SVaR) limits. VaR and SVaR are the primary mechanisms for measuring and managing market risk. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon Westpac's risk appetite and business strategies, in addition to the consideration of market liquidity and concentration risk.

Trades are fair valued daily using rates that have been captured from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Rates that are dealer-sourced or have limited independent sources are reviewed at least on a monthly basis. The RC meets monthly to review the results of independent price verification performed by the Finance valuation function. In addition, valuation adjustments may be made as deductions from CET1 Capital for exposures which are not captured through the fair valuation framework.

VaR and SVaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

The BRiskC approved market risk VaR and SVaR limits for trading activities include separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by the Head of Market Risk and Treasury Risk.

Profit and loss notification framework

The BRiskC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Westpac GROUP
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Pillar 3 report
Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk and Treasury Risk teams, who monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (based upon the most recent 12 months of historical market data) and a SVaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure. Westpac currently holds an industry-wide capital overlay which was introduced from 31 December 2021 and relates to APRA's revised risks-not-in-VaR framework. This overlay will be applied until the Group's revised framework is approved by APRA.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

- trading authorities and responsibilities are clearly delineated at all levels;
- a structured system of limits and reporting of risk exposures, including stress testing;
- surveillance of dealing room conduct;
- all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;
- models that are used to determine risk or profit and loss for Westpac's accounts are independently reviewed;
- duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and
- legal personnel review documentation for compliance with relevant laws and regulations.

In addition, Group Audit independently reviews compliance with policies, procedures and limits.

Market risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

$m	30 September 2022	31 March 2022	30 September 2021
Internal model approach	661	665	472
Standard approach	82	103	61
Total capital required	743	768	533
Risk weighted assets	9,290	9,596	6,662

74 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Market risk

VaR by risk type

30 September 2022		For the 6 months ended		
$m	High	Low	Average	Period end
Interest rate risk	20.2	6.2	10.1	8.4
Foreign exchange risk	8.3	0.7	3.5	5.7
Equity risk	0.1	0.0	0.0	0.0
Commodity risk	4.0	2.0	2.8	3.3
Other market risks	5.3	2.6	3.7	3.8
Diversification benefit	NA	NA	(7.9)	(10.6)
Net market risk[1]	21.2	8.1	12.2	10.7

31 March 2022		For the 6 months ended		
$m	High	Low	Average	Period end
Interest rate risk	16.9	5.0	8.4	16.9
Foreign exchange risk	3.0	0.3	1.4	1.9
Equity risk	0.0	0.0	0.0	0.0
Commodity risk	3.7	1.5	2.1	2.3
Other market risks	6.5	1.4	2.1	4.3
Diversification benefit	NA	NA	(5.0)	(5.0)
Net market risk[1]	20.5	5.4	9.1	20.5

30 September 2021		For the 6 months ended		
$m	High	Low	Average	Period end
Interest rate risk	11.9	5.1	7.6	6.9
Foreign exchange risk	8.7	0.6	1.7	2.7
Equity risk	0.2	0.0	0.0	0.0
Commodity risk	2.0	0.4	0.9	1.8
Other market risks	4.3	1.6	2.8	1.6
Diversification benefit	NA	NA	(3.8)	(5.7)
Net market risk[1]	14.1	5.9	9.2	7.4

Stressed VaR by risk type

30 September 2022		For the 6 months ended		
$m	High	Low	Average	Period end
Interest rate risk	55.6	25.8	39.9	40.1
Foreign exchange risk	19.4	1.1	8.1	10.6
Equity risk	0.1	0.0	0.0	0.0
Commodity risk	3.5	2.4	2.8	2.7
Other market risks	17.4	9.7	13.7	11.2
Diversification benefit	NA	NA	(19.8)	(22.7)
Net market risk[1]	74.4	30.9	44.7	41.9

31 March 2022		For the 6 months ended		
$m	High	Low	Average	Period end
Interest rate risk	84.4	28.5	52.3	42.4
Foreign exchange risk	11.1	0.7	3.7	3.5
Equity risk	0.1	0.0	0.0	0.0
Commodity risk	13.0	2.1	4.2	3.4
Other market risks	16.8	9.2	11.9	15.8
Diversification benefit	NA	NA	(12.0)	(8.4)
Net market risk[1]	91.5	36.8	60.2	56.7

[1] VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

Westpac GROUP
Westpac Group September 2022 Pillar 3 report | 75

Pillar 3 report
Market risk

30 September 2021	For the 6 months ended			
$m	High	Low	Average	Period end
Interest rate risk	61.1	23.6	42.1	32.5
Foreign exchange risk	24.8	1.3	4.7	11.3
Equity risk	0.7	0.0	0.1	0.1
Commodity risk	13.8	1.1	3.4	7.4
Other market risks	14.7	10.0	12.5	10.0
Diversification benefit	NA	NA	(77.9)	(9.6)
Net market risk[1]	66.3	27.7	47.0	51.6

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 30 September 2022.


Traded Risk: Actual Profit and Loss vs. Var
01-Apr-2022 to 30-Sep-2022
Actual Profit and Loss ($m)
50
40
30
20
10
-
(10)
(20)
(30)
(40)
(50)
-
10
20
30
40
50
Daily Value at Risk ($m)

Each point on the graph represents 1 day's trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation.

[1] The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

76 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Interest Rate Risk in the Banking Book (IRRBB)

IRRBB is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury's Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac's banking book activity.

All material regions, business lines and legal entities are included in Westpac's IRRBB framework.

Model accreditation has been granted by APRA for the use of an internal model for the determination of IRRBB regulatory capital. Under the model, regulatory capital is primarily derived from a VaR measure using 6 years of historical data with a scaled 1 year, 99th percentile, one-tailed confidence interval.

Asset and liability management

The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac's capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of ALCO and the Treasury Risk team. During periods of significant interest rate volatility the change in value of capital hedges may result in material contributions to IRRBB regulatory capital in the form of embedded losses or gains.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a set time horizon using defined scenarios for movements in wholesale market interest rates. The NII measurement framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. The interest rate scenarios modelled include those projected using 100 and 200 basis point shifts up and down from current market yield curves.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRiskC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a defined basis point shock over a one year risk horizon. This limit is monitored by the Treasury Risk team.

VaR limit

The BRiskC has also approved an interest rate VaR limit for ALM activities. This limit is managed by the Group Treasurer and monitored by the Treasury Risk team. This internal VaR measure uses 1 year of historical data with a 1 day, 99th percentile, one-tailed confidence interval. Additionally, the BRiskC and the Treasury Risk team set structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac's reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital.

Risk reporting

Interest rate risk in the banking book risk measurement systems include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and the asset and liability management risk system, which calculates ALM VaR and NaR.

Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by the Treasury Risk team, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Quarterly reports are produced for the senior management market risk forums of RISKCO and BRiskC to provide transparency of material market risks and issues.

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Pillar 3 report
Interest Rate Risk in the Banking Book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac's exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates[1]

The table below represents the change in economic value of a sudden upward or downward movement in interest rates based on a 200 basis point parallel shift. The sensitivity to upward or downward movements in interest rates has changed significantly over the year as the net interest rate exposure managed by the bank has adjusted with changes in the interest rate environment.

30 September 2022 **$m**	200bp parallel increase	200bp parallel decrease
AUD	(7.6)	2.3
NZD	(16.3)	16.9
USD	(6.4)	6.8
Total	(30.3)	26.0

31 March 2022 **$m**	200bp parallel increase	200bp parallel decrease
AUD	(240.6)	248.4
NZD	(17.2)	18.7
USD	35.4	(39.2)
Total	(222.4)	227.9

30 September 2021 **$m**	200bp parallel increase	200bp parallel decrease
AUD	292.1	(309.2)
NZD	(10.8)	11.5
USD	35.7	(42.5)
Total	317.0	(340.2)

VaR results for non-traded interest rate risk[1]

$m	**For the 6 months ended 30 September 2022**	**For the 6 months ended 31 March 2022**	**For the 6 months ended 30 September 2021**
High	81.0	73.8	75.4
Low	58.6	53.7	59.7
Average	67.8	65.0	66.5
Period end	64.5	70.7	63.7

Interest rate risk in the banking book regulatory capital and risk weighted assets[2]

$m	**30 September 2022**	**31 March 2022**	**30 September 2021**
Total capital required	3,423	2,217	916
Risk weighted assets	42,782	27,710	11,446

[1] IRRBB stress test and non-traded interest rate risk VaR uses 1 year of historical data with a 1 day, 99th percentile, one-tailed confidence interval and includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management reporting purposes.
[2] Refer to the Executive summary for further commentary on RWA movements over the Second Half 2022.

78 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Operational risk

Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic risk. Westpac's operational risk definition is aligned to APS115 Capital Adequacy: Standardised Measurement Approach to Operational Risk (SMA).

Approach

Westpac has transitioned to SMA in accordance with APS115. Westpac's operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac's Operational Risk Management Framework

The Operational Risk Management Framework outlines our approach to the:

- identification, measurement and management of operational risks that may impede Westpac's ability to achieve its strategic objectives and vision;
- identification and escalation of operational risk incidents to mitigate potential financial loss, regulatory impacts and reputational damage that may impact shareholders, the community, and employees; and
- calculation of operational risk capital.

The key components of Westpac's operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management.

The Board and BRiskC are supported by committees, including RISKCO, that monitor the Group's operational risk profile and the effectiveness of operational risk management practices, including operational risk capital.

Risk and Control Assessment (RCA) - The RCA process provides a structured and consistent approach for the business to develop risk profiles and thereby supports them in implementing appropriate actions where the risk is outside the defined Risk Appetite.

Issue and Action Management - The Issue and Action Management process encompasses the identification and management of issues, which relate to control deficiencies or gaps, to ensure that they are effectively addressed through action plans.

Key Indicators (KIs) - are objective measures used by management to monitor the current risk and control environment, inform the assessment of risk and to assist in prompting management action when the metrics indicate that the level of risk is increasing.

Incident Management – The Incident Management process assists in implementing consistent identification, recording, escalation and rectification of incidents and related losses in a transparent and practical way. This assists the Group to comply with all legal and regulatory obligations and licensing conditions (including reporting material regulatory breaches to regulatory authorities).

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation, and validation, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - is used to provide a forward looking-view of severe but plausible loss events, and facilitate a structured and consistent approach for assessing those events in view of the Group's objectives and operations. Scenario analysis is also an input to the calculation of operational risk economic capital.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Westpac GROUP

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Pillar 3 report
Operational risk

SMA capital overview

From 1 January 2022, Westpac adopted the Standardised Measurement Approach (SMA) to operational risk capital as permitted by Prudential Standard APS115 Capital Adequacy: Standardised Measurement Approach to Operational Risk. The new reporting standard ARS115 requires Westpac to calculate operational risk capital annually based on annual audited financial statements. The operational risk calculation will be updated as part of the 31 December 2022 Pillar 3 report.

Westpac continues to remediate the breaches pertaining to the superseded APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk (AMA) requirements under the Group's Customer Outcomes and Risk Excellence program.

Operational Risk regulatory capital and risk weighted assets

$m	30 September 2022	31 March 2022	30 September 2021
Model based capital	3,725	3,629	2,705
Standardised approach overlay	N/A	N/A	765
Culture, Governance & Accountability Review overlay	500	500	500
Risk governance overlay[1]	500	500	500
Total capital required	4,725	4,629	4,470
Risk weighted assets	59,063	57,875	55,875

[1] This overlay was applied in response to the magnitude and nature of issues that were the subject of the AUSTRAC proceedings. This overlay has applied from 31 December 2019.

80 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Portfolio and transactional limits for Westpac's direct equity investments are governed by various supporting policies and delegated approval limits. Where appropriate, the BRiskC (under delegation from the Westpac Board) will consider and approve risks beyond management's approval authority.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Hybrid equity underwriting and equity warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted hybrid equity securities.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments.

Where an investment is held for long term strategic purposes, it is accounted for at fair value through profit and loss, unless the Group makes an irrevocable election to measure them at fair value through other comprehensive income (OCI). Where the Group has significant influence, but not control, over the financial and operating policy decisions of the investee, the investment is equity accounted for and recognised as a share in associates.

Other related matters

- Fair value should not differ to the listed stock price. Should a listed stock price not be available, fair value is estimated using the valuation techniques referred to above. The book value of certain unlisted investments for which active markets do not exist are measured at cost because cost is considered to be a reasonable approximation of fair value.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

- A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the overall VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and
- Investment exposures are reported annually to MARCO.

Westpac GROUP

Westpac Group September 2022 Pillar 3 report | **81**

Pillar 3 report
Equity risk

Book value of equity exposures

$m	30 September 2022	31 March 2022	30 September 2021
Listed equity exposures (publicly traded)	-	-	3
Unlisted equity exposures (privately traded)	187	161	160
Total book value of equity exposures	187	161	163

Gains/losses

$m	30 September 2022	31 March 2022	30 September 2021
Cumulative realised gains (losses)	-	-	-
Total unrealised gains (losses) through profit & loss	1	(1)	5
Total unrealised gains (losses) through equity	-	-	-
Total latent revaluation gains (losses)	-	-	-

82 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Funding and liquidity risk management

Funding and liquidity risk is the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets.

Approach

Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy.

Responsibility for managing Westpac's liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of ALCO and Treasury Risk.

Liquidity Risk Management Framework

The Liquidity Risk Management Framework sets out Westpac's funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac's balance sheet. Key components of Westpac's approach to liquidity risk management are listed below.

Funding strategy

Treasury undertakes an annual funding review that outlines Westpac's balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates.

Westpac monitors the composition and stability of its funding so that it remains within its funding risk appetite. This includes compliance with both the LCR and NSFR.

Liquid asset holdings

Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac's balance sheet under normal and stress conditions.

Liquidity modelling

In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac's wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently.

In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing framework which allocates liquidity costs across Westpac.

Contingency planning

Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging 'funding crisis'. The plan is aligned with Westpac's broader Liquidity Crisis Management Policy which is approved annually by the Board.

Liquidity reporting

Daily liquidity risk reports are reviewed by the Group's Treasury and Treasury Risk teams. Liquidity reports are presented to ALCO monthly and to the Board quarterly.

Committed Liquidity Facility

In September 2021, APRA announced it expects Authorised Deposit-taking Institutions (ADIs) subject to the LCR to reduce their Committed Liquidity Facility (CLF) usage to zero by the end of 2022, subject to financial market conditions.

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Pi llar 3 r ep o r t L iq u id i ty c o v er ag e r at io W e stpac G roup September 2022 P i lla r 3 re port | 84 Liqui di t y Cove ra g e Ra tio Westpac’s ave rage LCR fo r the quarter was 132% (30 June 2022: 130%) and co n tin u e s t o be com fo rtably above the regula tory minim u m of 100%. The increase was mainly d riven by an increase in ho ldings of liquid asse ts partiall y offs e t by an increase in net cash outflows. Li quid assets incl uded in the LCR comprise High Quality Liquid A sse t s ( H QLA), th e Committed Li quidity Facility (CLF) offered by th e Reserve Bank of Australi a and a d ditio nal quali fying RBNZ securities .. In Septem ber 20 2 1, APRA announced it expects ADIs subject to the LCR to r educe their CLF usage to zero by the end of 2 0 22, s ub j ect to f inancial marke t conditions. The facil ity reduct i on is in four phases, the fi rst thr e e hav ing occur red on 1 January 2022 , 1 May 20 22 and 1 September 2022 and the last to occur on 1 January 2 023 (reducing by $9.25 billion on each date). W e s t p ac ’ s p o r t f ol i o of H QL A av eraged $ 1 75.2 bil l i o n o v e r th e qua rt e r 1 ( 30 June 2 0 22 : $161.3 billion) .. Fundin g i s so u r ced from r et a il, s m al l bus ine ss, corpo r a te an d i nst i tu t ion al cus to mer dep os it s a n d wholesa l e fun din g. Westpac s ee ks t o minimi se the outfl ows a s so c i at e d w i th t hi s fu nd in g b y targeti ng cu s tomer dep o sits with lower LCR ou t fl ow ra tes and actively mana ges the m aturity p r of i le of it s who les ale fundi n g po rt fol io. We s tpa c main ta ins a b uf fe r o v er the re g u l ato ry minimum of 1 00%. Effective 1 September 202 2 , A P R A r emoved t he liquidity add - on imposed for breaching APS210 as the remediation met APRA’s requirements for re moval. Total unweighted value (average) 1 Total weighted value (average) 1 Total unweighted value (average) 1 Total weighted value (average) 1 Liquid assets, of which: 1 High-quality liquid assets (HQLA) 175,177 161,295 2 Alternative liquid assets (ALA) 15,512 21,335 3 Reserve Bank of New Zealand (RBNZ) securities 418 1,858 Cash Outflows 4 Retail deposits and deposits from small business customers, of which: 318,760 28,683 324,546 28,623 5 Stable deposits 156,433 7,822 158,523 7,926 6 Less stable deposits 162,327 20,861 166,023 20,697 7 Unsecured wholesale funding, of which: 179,665 85,563 173,072 79,152 8 Operational deposits (all counterparties) and deposits in networks for cooperative banks 70,155 17,473 73,920 18,398 9 Non-operational deposits (all counterparties) 96,535 55,115 88,527 50,129 10 Unsecured debt 12,975 12,975 10,625 10,625 11 Secured wholesale funding - - 12 Additional requirements, of which: 204,823 27,228 204,600 26,750 13 Outflows related to derivatives exposures and other collateral requirements 10,174 10,174 10,178 10,178 14 Outflows related to loss of funding on debt products 819 819 548 548 15 Credit and liquidity facilities 193,830 16,235 193,874 16,024 16 Other contractual funding obligations 6,320 3,261 5,580 3,090 17 Other contingent funding obligations 45,855 3,957 40,303 3,363 18 Total cash outflows 148,692 140,978 Cash inflows 19 Secured lending (e.g. reverse repos) 5,147 - 4,719 - 20 Inflows from fully performing exposures 9,187 5,588 9,713 5,947 21 Other cash inflows 7,058 7,058 6,249 6,249 22 Total cash inflows 21,392 12,646 20,681 12,196 23 Total liquid assets 191,107 184,488 24 Total net cash outflows 145,297 141,660 24.1 Net cash outflows overlay 9,251 12,878 25 Liquidity Coverage Ratio (%) 132% 130% Number of data points used 65 62 $m 30 June 2022 30 September 2022 1 Cal c u lat ed as a s imp l e av e rag e of the daily observation s over the q ua r te r ..

Pillar 3 report
Net stable funding ratio

Net Stable Funding Ratio (NSFR) disclosure

The NSFR is a structural measure which requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one year horizon. Westpac's NSFR as at 30 September 2022 was 121%[1] (30 June 2022 123%). Westpac maintains a buffer over the regulatory minimum of 100%.

30 September 2022 $m		Unweighted value by residual maturity				
		No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
Available Stable Funding (ASF) Item						
1	Capital	69,231	-	-	33,254	102,484
2	Regulatory capital	69,231	-	-	33,254	102,484
3	Other capital instruments	-	-	-	-	-
4	Retail deposits and deposits from small business customers	302,787	80,976	492	94	354,917
5	Stable deposits	152,543	27,323	13	4	170,889
6	Less stable deposits	150,243	53,653	479	90	184,028
7	Wholesale funding	153,677	156,187	41,505	121,830	229,968
8	Operational deposits	76,204	-	-	-	38,102
9	Other wholesale funding	77,473	156,187	41,505	121,830	191,867
10	Liabilities with matching interdependent assets	-	-	-	-	-
11	Other liabilities	-	17,425	-	72	72
12	NSFR derivative liabilities			8,893		
13	All other liabilities and equity not included in the above categories		8,532	-	72	72
14	Total ASF					**687,441**
Required Stable Funding (RSF) Item						
15a)	Total NSFR (High quality liquid assets - HQLA)					3,178
15b)	Alternate Liquid Assets (ALA)					3,903
15c)	Reserve Bank of New Zealand (RBNZ) securities					280
16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-
17	Performing loans and securities	2,171	42,640	43,293	632,751	511,213
18	Performing loans to financial institutions secured by Level 1 HQLA	2,056	6,926	-	-	2,749
19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	115	1,617	7,534	19,394	23,519
20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	25,799	26,932	135,814	141,474
21	With a risk weight of less than or equal to 35% under APS 112	-	3	1	1,668	1,086
22	Performing residential mortgages, of which:	-	7,409	7,872	467,358	333,895
23	With a risk weight equal to 35% under APS 112	-	6,993	7,425	428,989	300,489
24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	888	955	10,185	9,576
25	Assets with matching interdependent liabilities	-	-	-	-	-
26	Other assets:	9,306	31,964	384	24,042	41,591
27	Physical traded commodities, including gold	686				686
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)			2,319		1,971
29	NSFR derivative assets			11,152		2,259
30	NSFR derivative liabilities before deduction of variation margin posted			15,429		3,086
31	All other assets not included in the above categories	8,620	3,064	384	24,042	33,589
32	Off-balance sheet items			194,048		10,020
33	Total RSF					**570,186**
34	Net Stable Funding Ratio (%)					**121%**

[1] Calculated as total available stable funding divided by total required stable funding as at end of the quarter.

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Pillar 3 report
Net stable funding ratio

30 June 2022 $m		Unweighted value by residual maturity No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
Available Stable Funding (ASF) Item						
1	Capital	67,537	1,311	-	28,183	97,031
2	Regulatory capital	67,537	1,311	-	28,183	97,031
3	Other capital instruments	-	-	-	-	-
4	Retail deposits and deposits from small business customers	309,645	69,917	416	96	350,927
5	Stable deposits	153,485	23,535	8	5	168,182
6	Less stable deposits	156,160	46,381	408	91	182,746
7	Wholesale funding	154,294	150,855	39,296	129,713	235,816
8	Operational deposits	69,188	-	-	-	34,594
9	Other wholesale funding	85,105	150,855	39,296	129,713	201,222
10	Liabilities with matching interdependent assets	-	-	-	-	-
11	Other liabilities	-	24,669	-	592	592
12	NSFR derivative liabilities			8,875		
13	All other liabilities and equity not included in the above categories		15,795	-	592	592
14	Total ASF					**684,366**
Required Stable Funding (RSF) Item						
15a)	Total NSFR (High quality liquid assets - HQLA)					3,104
15b)	Alternate Liquid Assets (ALA)					4,828
15c)	Reserve Bank of New Zealand (RBNZ) securities					248
16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-
17	Performing loans and securities	2,038	48,457	36,277	616,875	497,695
18	Performing loans to financial institutions secured by Level 1 HQLA	1,935	8,729	-	-	2,808
19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	103	3,108	4,545	20,607	23,449
20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	28,105	23,222	133,004	138,429
21	With a risk weight of less than or equal to 35% under APS 112	-	16	1	1,441	945
22	Performing residential mortgages, of which:	-	7,532	7,647	456,979	326,749
23	With a risk weight equal to 35% under APS 112	-	7,062	7,193	416,918	291,814
24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	983	862	6,285	6,261
25	Assets with matching interdependent liabilities	-	-	-	-	-
26	Other assets:	10,607	27,603	390	25,620	42,156
27	Physical traded commodities, including gold	794				794
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)			2,482		2,110
29	NSFR derivative assets			9,282		407
30	NSFR derivative liabilities before deduction of variation margin posted			12,582		2,516
31	All other assets not included in the above categories	9,813	3,258	390	25,620	36,329
32	Off-balance sheet items			197,119		9,987
33	Total RSF					**558,018**
34	Net Stable Funding Ratio (%)					**123%**

86 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Remuneration

Employees subject to the remuneration disclosure requirements under APS 330 Attachment G are:

- Senior managers[1]: There are 28 employees identified by the Westpac Group Fit & Proper Policy as responsible persons. These employees include the most senior executives of Westpac and other senior employees with particular management responsibilities as set out under paragraph 25 of APRA Prudential Standard CPS 520 Fit and Proper; and
- Material risk takers: In addition to the senior managers, there are 7 employees who have been assessed as having the ability to affect the financial soundness of Westpac as an Authorised Deposit-taking Institution. These are employees with senior accountability and authority who can influence key risks.

Qualitative disclosures

Westpac Group Remuneration Policy

The Group Remuneration Policy for 2022 sets out the mandatory requirements to be reflected in the design and management of remuneration arrangements across Westpac.

Westpac's purpose is to help Australians and New Zealanders succeed. The policy supports Westpac's purpose by requiring the design and management of remuneration to align with stakeholder interests, support financial soundness and encourage prudent risk management.

The policy applies to all legal entities, business units and employees of Westpac and its related bodies corporate[2] (except temporary and casual employees).

The policy is reviewed by the Board Remuneration Committee on a regular basis. A comprehensive review of the policy was completed in 2022 in order to prepare for the commencement of APRA's Prudential Standard CPS 511 Remuneration (CPS 511).

The revised policy, incorporating CPS 511 changes, was reviewed by the Board Remuneration Committee in September 2022. The revised policy will take effect from 1 January 2023 subject to final approval and will be outlined in the September 2023 Pillar 3 report as required.

Reward strategy and 2022 framework

Westpac's remuneration strategy is designed to attract and retain talented employees by rewarding them for achieving high performance and delivering superior long-term results for our customers and shareholders, while adhering to sound risk management and governance principles.

Senior managers and material risk takers are rewarded based on a total reward framework which is designed to:

- align remuneration with customer and shareholder interests;
- support an appropriate risk culture and employee conduct;
- differentiate pay for behaviour and performance in line with our strategy and purpose;
- provide market competitive and fair remuneration;
- enable recruitment and retention of talented employees;
- provide the ability to risk-adjust remuneration; and
- be simple, flexible and transparent.

For senior managers and material risk takers at or above the General Manager level, the total reward framework has three components: fixed remuneration, Short Term Variable Reward (STVR) and Long Term Variable Reward (LTVR) as outlined in the table below. The total reward framework is benchmarked against other financial services companies both in Australia and internationally as relevant.

[1] The senior manager definition utilised in these disclosures reflects the APRA reference to "responsible person" under paragraph 57(a) of Prudential Standard CPS 510 Governance. The Westpac equivalent is the CEO, Group Executives and certain General Managers designated as responsible persons in the Authorised Deposit-taking Institution.
[2] This policy does not extend to any related bodies corporate which are separately listed on the Australian Securities Exchange

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Pillar 3 report
Remuneration

	Fixed remuneration	Variable reward	
		STVR	LTVR
Purpose	Attract and retain high quality employees.	Ensure a portion of remuneration is variable, at-risk and linked to the delivery of agreed targets for financial and non-financial measures that support Westpac's strategic priorities.	Align accountability and remuneration with the long-term interests of shareholders.
Delivery	Fixed remuneration comprises cash salary, salary sacrificed items, and superannuation contributions.	STVR is awarded in cash and restricted shares[1] based on an assessment of performance over the preceding year. Performance is assessed using a scorecard comprising: • a values and behaviours assessment against Westpac's values; • financial and non-financial measures linked to Westpac's key strategic priorities; and • a modifier to support the adjustment of the outcome, upwards or downwards (including to zero), for risk and reputation, people management, environmental, social and governance considerations and any other matters as determined by the Board. Restricted shares vest in portions reflecting the scope and nature of an individual's role and responsibility, subject to continued service and adjustment. The maximum STVR opportunity for these employees is capped.	LTVR comprises: • for Group Executives, performance share rights which vest after four years subject to the achievement of a relative Total Shareholder Return (TSR) performance hurdle, continued service and adjustment; and • for General Managers, restricted shares or share rights without performance hurdles which vest after four years, subject to continued service and adjustment.

Employees may receive an annual award of Westpac ordinary shares up to the value of $1,000 under the Employee Share Plan. Employees who received an equity award during the year, for example, as deferred STVR or LTVR, are not eligible to receive an Employee Share Plan award for that year.

The target mix of fixed and variable reward varies across employees and groups of employees. Factors that can influence the mix include the role type, regulatory requirement of the role, level of responsibility of the individual, market benchmarks and performance.

Fixed remuneration

Fixed remuneration is aligned to the market and reviewed annually. It takes into account the size, responsibilities and complexity of the role, as well as the skills and experience of the employee.

Fixed remuneration comprises:

- cash salary;
- salary sacrificed items; and
- superannuation or superannuation equivalent contributions for employees in Australia, New Zealand and some other countries in which we operate.

Variable reward

Variable reward is designed to:

- encourage employee conduct aligned to customer and shareholder interests;
- support Westpac's long term financial soundness and risk management framework;
- align remuneration with prudent risk-taking, align to and create focus on strategic objectives and allow for adjustments to reflect the outcomes of business activities, the risks related to business activities (taking account of the cost of the associated capital, where relevant) and the time necessary for outcomes to be reliably measured;
- allow for adjustments upwards and downwards, including by an amount that is proportionate to the failure of an Accountable Person[2] to comply with their accountability obligations under the Banking Executive Accountability Regime; and

[1] Deferred STVR is awarded in unhurdled share rights to some employees outside Australia.
[2] As defined in the Banking Act 1959 excluding Non-executive Directors.

88 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

Pillar 3 report
Remuneration

- reflect Australian and international regulatory requirements.

There are two forms of variable reward:

Short Term Variable Reward

- Performance is measured against risk-adjusted financial and non-financial measures that support the Group's strategy to determine the size of the award.
- STVR is awarded in cash and, if STVR is above the deferral thresholds, a portion of the STVR is allocated as restricted shares or unhurdled share rights. Information on the deferral framework is set out in the table below.

Long Term Variable Reward

- The CEO and Group Executives receive annual LTVR awards in the form of performance share rights which vest after four years subject to the achievement of a performance hurdle, continued service and adjustment.
- The CEO and Group Executives only receive value from their LTVR awards where vesting occurs.
- A performance share right is not a Westpac share and does not attract the payment of dividends.
- Senior managers and material risk takers at the General Manager level receive annual LTVR awards in the form of restricted shares under the Restricted Share Plan or unhurdled share rights under the Westpac Performance Plan. The CEO and Group Executives do not receive unhurdled awards.

The size of the award is set with reference to market benchmarks, individual performance over time, succession potential and key skills.

Employees are required to comply with mandatory risk management and compliance requirements as they apply to their particular role and business. Failure to meet these requirements will impact remuneration, including eligibility for a fixed pay adjustment and variable reward participation.

Deferral

All employees who receive an STVR award above a threshold have a portion of the award deferred. Deferral arrangements depend on the value of the award and the level and type of role. The table below sets out the variable reward deferral arrangements for senior managers and material risk takers.

Role Type	Deferral Arrangement[1]
CEO and Group Executives	• 50% of any STVR is deferred equally over two years
General Managers	• 40% of any STVR is deferred equally over two years
General Managers in Westpac Institutional Bank – Financial Markets and Treasury	• 40% of any STVR is deferred for four years • 50% deferral for portion of allocation above $500,000, vesting in full after four years
Westpac Institutional Bank and Treasury employees	• 25% deferral where STVR allocation is $150,000 or greater, vesting equally over three years • 50% deferral for portion of allocation above $500,000, vesting equally over three years • 70% deferral for portion of allocation above $2,000,000, vesting equally over three years
Other employees	• 25% deferral where STVR allocation is $150,000 or greater, vesting equally over two years • 50% deferral for portion of allocation above $500,000, vesting equally over two years • 70% deferral for portion of allocation above $2,000,000, vesting equally over two years

STVR deferral periods are set within the context of the market, and the overall Group risk profile. The STVR deferral period for employees in Westpac Institutional Bank and Treasury is longer than the rest of the Group.

STVR is deferred into equity in the form of restricted Westpac ordinary shares (for most employees) or Westpac share rights (for some employees outside Australia).

By deferring a portion of the STVR as restricted equity, STVR awards are better aligned with the interests of shareholders as the value of the deferred portion is tied to the share price at the end of the restriction period.

The deferral framework provides the ability to reduce unvested STVR, including to zero, if:

- having regard to circumstances or information which has come to light after the grant of the award, all or part of the initial award was not justified;
- necessary to protect the financial soundness of Westpac or to respond to significant unexpected or unintended consequences that were not foreseen; and/or

[1] Thresholds shown in dollars apply to Australia and New Zealand.

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Pillar 3 report
Remuneration

- an accountable person has failed to comply with their accountability obligations under the Banking Executive Accountability Regime.

Remuneration governance

The Group Remuneration Policy is supported by an established governance structure, plans and frameworks that are designed to support remuneration decision-making across the Group. This governance structure is set out below.

Board

The Board provides strategic guidance for the Group and has oversight of management's implementation of Westpac's strategic initiatives. The Board has overall accountability for reviewing and approving remuneration for select groups of employees.

Without limiting its role, the Board approves (following recommendation from the Board Remuneration Committee, where applicable):

- corporate goals and objectives relevant to the remuneration of the CEO;
- the size of the variable reward pool;
- adjustments to variable remuneration in accordance with the Group Remuneration Policy; and
- remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy for the CEO, Group Executives, any other employees who are accountable persons under the Banking Executive Accountability Regime, any other person specified by APRA and any other person the Board determines.

The Board has the discretion to defer, adjust or withdraw aggregate and individual variable reward.

Further detail is contained in the Board and Committee Charters which are available on Westpac's website[1].

Board Remuneration Committee

The Board Remuneration Committee assists the Board to discharge its responsibilities by overseeing the design, operation and monitoring of the remuneration framework of Westpac and its related bodies corporate.

It also oversees the general remuneration practices across the Group in the context that these practices fairly and responsibly reward individuals engaged by the Group having regard to performance and the remuneration framework and that policies of the Group are aligned to Westpac's risk management framework and legal and prudential requirements.

The Board Remuneration Committee reviews and makes recommendations to the Board in relation to:

- the remuneration framework as articulated in the Group Remuneration Policy;
- remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy for the individuals and groups outlined above in the description of the Board's role;
- the remuneration arrangements and outcomes of employees of the Westpac Group in accordance with the Group Remuneration Policy;
- corporate goals and objectives relevant to the remuneration of the CEO; and
- the design and terms of any equity-based plans including plan rules and any applicable performance hurdles.

In carrying out its duties, the Board Remuneration Committee accesses risk and financial control personnel and engages external advisers who are independent of management. The current members of the Board Remuneration Committee are independent Non-executive Directors.

Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac's website[2].

There were nine Board Remuneration Committee meetings held during the financial year ended 30 September 2022.

The 2022 Board Remuneration Committee Chair fee inclusive of superannuation was reduced in August 2022, from $63,800 to $60,000. The fee inclusive of superannuation for Board Remuneration Committee members is $29,000.

Interaction with other Board Committees

Members of the Board Remuneration Committee are members of either the Board Risk Committee, the Board Audit Committee or the Board Nominations & Governance Committee. The cross membership of those Committees supports alignment between risk and reward.

The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. The Chairs of the Board Risk Committee and the Board Audit Committee report periodically to the Board Remuneration Committee.

Management remuneration oversight

Divisions consider areas of risk and consider potential implications for remuneration.

Divisions provide information to the Group Remuneration Oversight Committee which in turn considers consistency of remuneration across the Group and provides information to the Board Remuneration Committee and Board for review and decision-making as appropriate.

[1] The Board Charter was updated effective 12 August 2022.

[2] The Board Remuneration Committee Charter was updated effective 12 August 2022. Amendments were made to the Board Remuneration Committee Charter and the Board Charter to align with CPS 511 requirements while allowing for current practice in relation to approval of remuneration for individuals under CPS 510 to continue while applicable.

90 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Remuneration

Remuneration consultants

In 2022, the Board retained Guerdon Associates to provide specialist information on executive remuneration and other remuneration matters. The services were provided directly to the Board Remuneration Committee independent of management. The Chair of the Board Remuneration Committee oversees the engagement and associated costs. Work undertaken by Guerdon Associates during 2022 included the provision of information relating to the benchmarking of Non-executive Director, CEO and Group Executive remuneration. In 2022, no remuneration recommendations, as prescribed under the *Corporations Act 2001* (Cth) (Corporations Act), were made by Board advisers.

Independence of risk and financial control employees

The remuneration structure for risk and financial control employees is designed to support independence and avoid conflicts of interest. The remuneration mix for risk and financial control employees generally consists of a higher proportion of fixed pay to variable reward.

In addition, the Group follows a process of 'two-up' approval for all remuneration decisions. This means that remuneration is approved by the next most senior person above the employee's manager.

This approach is also reflected in our requirement for the Board, based on recommendations from the Board Remuneration Committee, to approve, in accordance with the Group Remuneration Policy, the remuneration arrangements and variable remuneration outcomes and adjustments for the CEO and Group Executives any other employees who are accountable persons under the Banking Executive Accountability Regime, any other person specified by APRA and any other person the Board determines.

Remuneration and risk

Westpac's remuneration strategy, total reward framework, policies and practices reflect the sound risk management that is fundamental to the way the Group operates. Westpac integrates risk management into remuneration by designing and managing arrangements in a manner that encourages behaviour that supports our long term financial soundness and risk management framework.

The performance of the Group and each division is reviewed and measured with reference to how risk is managed in line with Westpac's Risk Appetite Statement and the results influence remuneration outcomes. The key risks that are considered include strategic risk, risk culture, operational risk, compliance and conduct, financial crime, cyber risk, reputational and sustainability risk, capital adequacy, funding and liquidity risk, credit risk and market risk. In addition, STVR outcomes are influenced by relevant risk-related matters through the Board's application of the scorecard modifier, which is informed by risk and compliance input independent of the business or functional area.

The deferral framework provides consistency across the Group and enhances our remuneration framework from a risk management perspective. The Board has the ability to adjust all forms of unvested deferred variable reward downwards, including to zero, if having regard to circumstances or information which has come to light after the grant of the deferred equity or cash, all or part of the initial award was not justified.

In addition, failure to meet mandatory risk management and compliance requirements impacts eligibility for a fixed pay increase and variable reward participation and may result in disciplinary action and/or termination of employment.

Remuneration adjustments for prior period matters

The Board may adjust all forms of unvested deferred variable reward downward, including to zero, for matters arising from a prior period if circumstances or information come to light which mean that in the Board's view all or part of the award was not appropriate. Having decided that a downward adjustment is appropriate and determined the amount of any adjustment, typically the Board will first apply that adjustment against the STVR for the current performance period. In instances where an adjustment to current year STVR is insufficient or unavailable, the Board may apply the adjustment to unvested deferred variable reward.

Clawback provides an additional mechanism to recover vested deferred variable reward in certain limited circumstances for awards made in respect of performance periods commencing on or after 1 October 2019. It is the Board's current intention that clawback will only be considered for relevant conduct that occurred on or after 1 October 2019.

Variable reward pool

The Board determines the size of the variable reward pool each year. This is based on the Group's performance for the year and the variable reward opportunity across the workforce and a discretionary overlay to reflect quality of performance and/or exceptional circumstances. Non-financial measures are reflected in both the Group's performance and the overlay, which includes talent retention and market competitiveness considerations.

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Westpac Group September 2022 Pillar 3 report | 91

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Remuneration

Scorecards

STVR awards are determined with reference to an assessment of performance. For 2022, the CEO, Group Executives and General Managers performance was assessed against a scorecard split into three sections.

- *Values and behaviours assessment:* Consideration of the degree to which individuals have demonstrated Westpac's values of 'Helpful, Ethical, Leading change, Performing and Simple'.
- *Focus areas:* Consideration of financial and non-financial measures aligned to Westpac's key strategic priorities to support an initial scorecard result. In assessing outcomes for each focus area, a number of factors are taken into account. For example:
    - matters not known or not relevant at the beginning of the performance period which are relevant to the under or over performance of the employee over the performance period;
    - the degree of difficulty associated with achieving the targets that had been set in the scorecard (and the context of those targets);
    - whether the budgetary assumptions that were present when performance targets were set remain correct (and the current financial environment compared with those assumptions); and
    - comparisons with the performance of Westpac's main competitors having regard to customer benchmarks as well as the composition and/or consistency of financial result performance.
- *Modifier:* supports the adjustment of the outcome, upwards or downwards (including to zero), for risk and reputation, people management, environmental, social and governance considerations and any other matters as determined by the Board.

The table below sets out the focus areas of the Group scorecard for 2022 which forms part of the CEO scorecard.

Category	Weighting	Examples of measures[1]
Fix	30%	• Deliver our Customer Outcomes and Risk Excellence (CORE) program • Improve risk management measures
Simplify	20%	• Exit non-core businesses • Address complexity for our customers by reducing products • Transform using digital and data to improve the customer experience
Perform	50%	• Enhance returns and optimise capital • Growth in core markets • Customer service • People, capability and culture including risk culture

The Group's priorities are set out in the Group scorecard, which forms part of the CEO's scorecard. Common elements appear in senior manager and material risk taker scorecards together with individual objectives reflecting divisional measures.

For 2022, the performance measures and weightings within the CEO scorecard continued to be aligned with the Group's strategic priorities of 'Fix. Simplify. Perform'. At a Group level, the 'Fix' focus area contains measures on the delivery of the CORE program and improvement in risk management.

Performance measures and focus areas for senior managers and material risk takers are consistent with that of the CEO's:

- Performance measures such as Westpac Group and divisional cash earnings, return on tangible equity, core earnings growth and expense management accounted for up to 40% of senior managers' scorecards.
- The CEO and each senior manager are assessed on specific risk measures that may influence any discretionary adjustment to the scorecard.
- Scorecards for material risk takers at the General Manager level may also include risk measures related to financial risk and balance sheet management with non financial risk included in the modifier section of the scorecard. Metrics include the CET1 capital ratio, the NSFR and the LCR.
- Senior Managers and material risk takers below the General Manager level have goals and objectives that are set in agreement with their manager with no standardised percentage weightings.

[1] Individual measures will differ for each senior manager.

92 | Westpac Group September 2022 Pillar 3 report
Westpac GROUP

P i llar 3 r e p o r t Remu n era tion W e stpac Gr ou p Se ptember 2 02 2 Pilla r 3 re p o rt | 93 Qu a ntita t ive Disclosu r e s For 2022, fou r seni or managers received paym e nts totalling $1,794,288 and on e material risk taker received payments totalling $1,385 ,916 reflecting annual incentives foreg o ne f r om th e ir p revious employers on appointment to Westpac. Five senior managers received termina ti on p ayments totalling $4,834, 7 61 on their termination from We stpac. No s enior manager or material risk taker received a g uaranteed bonus in 2022. De fe r red r e m u n e r at i on $000 Total amount oustanding 1 Paid out in financial year Explicit reductions 2 Implicit reductions 3 Total amount oustanding Paid out in financial year Explicit reductions Implicit reductions Senior managers 80,161 4,577 (8,931) (17,250) 102,487 6,365 (5,014) - Material risk takers 9,058 3,272 - (1,949) 9,537 2,891 - - 30 September 2022 30 September 2021 T ot al valu e o f rem u nerat i o n a w a r d s for t he c urre nt finan c ial ye a r f or se nio r ma na ger s an d ma t e r ial r isk take rs 4 5 6 7 8 9 $000 Unrestricted Deferred Unrestricted Deferred Unrestricted Deferred Unrestricted Deferred Fixed remuneration - Cash based 5 23,238 - 5,169 - 26,350 - 4,267 - - Shares and share- linked instruments - - - - - - - - - Other 6 881 - 303 - 1,089 - 353 - Variable remuneration 7 - Cash based 8 7,346 - 4,807 - 7,260 - 5,023 - - Shares and share- linked instruments 9 - 17,602 - 5,254 - 14,361 - 4,281 - Other - - - - - - - - 30 September 2022 30 September 2021 Senior managers Material risk takers Senior managers Material risk takers 1 Value of unvest ed holdings at 30 September. All outstanding deferred remuneratio n is s ubject to either expl icit or implicit adjustments. 2 The 2022 explicit adjustment reflects testing of the RO E and TSR hurdles on 1 October 2021. Explicit adjustme nts may also include malus, clawback or similar reversal s or downward reval uations of a wards. 3 Implicit adju stme nts include fluctuations in the value of shares or performance units dur ing the ye ar. 4 Prepared in accordance with APS330 Table 22A and accounting s tandard AASB 2, consistent with the process for the Annual Report. 5 Cash base d fixe d remuneration is the total cost of salary, sala ry sacrificed benefits (including motor vehicles, parking, et c. and any associated fringe benefits tax) and an accrual for annual leave entitlements. 6 Other fixed remuneration relates to p ost - employme nt ben efits. Senior manager s and material risk takers are provided with insurance cover under the Westpac Group Pla n at no cost. Superannuation benefits have been calcula ted consis tent with AASB 119. 7 28 of 28 senior managers and 7 of 7 mate rial risk ta kers r eceived variable rewa rd in respect of 2022. 31 of 35 seni or managers and 7 of 7 material risk ta kers received variable reward in respect of 2021. 8 Cash based variable reward reflects annual cash performance awards accrued but not ye t p aid in respe ct of the year ended 30 Sep tember. 9 The value of restricted shares (or share rights where relev ant) is am ortised over the performance year the award was earned and the applicable vesting period. The amount shown is the amortisation relating t o 2022 and t he 202 1 comparison.

Pillar 3 report
Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

30 September 2022 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template
Assets				
Cash and balances with central banks	105,257	(7)	105,250	
Collateral paid	6,216	-	6,216	
Due from subsidiaries	-	115	115	
Trading securities and financial assets measured at fair value through income statement (FVIS)	24,332	(48)	24,284	
Derivative financial instruments	41,283	(7)	41,276	
Investment securities	76,465	(231)	76,234	
Loans	739,647	-	739,647	
Other financial assets	5,626	(107)	5,519	
Current tax assets	16	-	16	
Investments in associates	37	(10)	27	
Property and equipment	2,429	-	2,429	
Deferred tax assets	1,754	(8)	1,746	Table a
Intangible assets	10,327	54	10,381	Table b
Investments in life & general insurance, funds management & securitisation entities	-	316	316	Table c
Other assets	734	(2)	732	
Assets held for sale	75	(75)	-	
Total assets	1,014,198	(10)	1,014,188	
Liabilities				
Collateral received	6,371	-	6,371	
Due to subsidiaries	-	641	641	
Deposits and other borrowings	659,129	-	659,129	
Other financial liabilities	56,360	(52)	56,308	
Derivative financial instruments	39,568	(7)	39,561	
Debt issues	144,868	-	144,868	
Current tax liabilities	219	(1)	218	
Provisions	2,950	(20)	2,930	
Deferred tax liabilities	-	-	-	
Loan capital	31,254	-	31,254	Table d and e
Other liabilities	2,938	-	2,938	
Liabilities held for sale	32	(32)	-	
Total liabilities	943,689	529	944,218	
Equity				
Ordinary share capital	39,666	-	39,666	Row 1
Treasury shares and RSP treasury shares	(655)	(57)	(712)	Table f
Reserves	2,378	(182)	2,196	Table g
Retained Profits	29,063	(300)	28,763	Row 2
Non-controlling interests	57	-	57	
Total equity	70,509	(539)	69,970	

94 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Appendix I | Regulatory capital reconciliation

$m	30 September 2022	Capital Disclosure Template Reference
Table a		
Deferred Tax Assets		
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	1,746	
Deferred tax asset adjustment before applying prescribed thresholds	1,746	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(1,746)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	30 September 2022	Capital Disclosure Template Reference
Table b		
Goodwill and other intangible assets		
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	10,381	
Less: Capitalised Software Disclosed Under Intangibles	(2,263)	Row 9
Total per Capital Disclosure Template - Goodwill	8,118	Row 8

$m	30 September 2022	Capital Disclosure Template Reference
Table c		
Equity Investments		
Significant Investment in financial entities	13	
Equity Investments in non-consolidated subsidiaries	316	
Total Significant Investment in financial entities	329	Row 73
Non-significant Investment in financial entities	157	Row 72
Total Investments in financial institutions	486	Row 26d
Investment in commercial entities	17	Row 26g
Total Equity Investments before applying prescribed threshold	503	
Less: Amounts below prescribed threshold	(503)	
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	30 September 2022	Capital Disclosure Template Reference
Table d		
Additional Tier 1 Capital		
Total Loan Capital per Level 2 Regulatory Balance Sheet	31,254	
Less: Tier 2 Capital Instruments Reported Below	(21,459)	
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	59	
Less: Fair Value Adjustment[2]	167	
Total per Capital Disclosure Template - Tier 1 Capital	10,021	Row 36
Additional Tier 1 Capital included in Regulatory Capital		
Westpac Capital Notes 5	1,690	
Westpac Capital Notes 6	1,423	
SEC Registered Capital Securities	1,925	
Westpac Capital Notes 7	1,723	
Westpac Capital Notes 8	1,750	
Westpac Capital Notes 9	1,510	
Total Basel III complying instruments	10,021	Row 30
Total Basel III non complying instruments	-	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	10,021	Row 36

[1] Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

[2] For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

Westpac GROUP

Westpac Group September 2022 Pillar 3 report | 95

Pillar 3 report
Appendix I | Regulatory capital reconciliation

$m	30 September 2022	Capital Disclosure Template Reference
Table e		
Tier 2 Capital		
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	21,459	
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	70	
Less: Fair Value Adjustment[2]	2,782	
Less: Cumulative amortisation of Tier 2 Capital Instruments	-	
Less: Loan capital not recognised for APRA purposes	(520)	
Less: Basel III transitional adjustment	-	Row 56c
Provisions	411	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	24,202	Row 51
Tier 2 Capital included in Regulatory Capital		
USD100 million Westpac Subordinated Notes	154	
JPY20,000 million Westpac Subordinated Notes	213	
JPY10,200 million Westpac Subordinated Notes	109	
JPY10,000 million Westpac Subordinated Notes	107	
AUD175 million Westpac Subordinated Notes	175	
USD1,500 million Westpac Subordinated Notes	2,304	
AUD350 million Westpac Subordinated Notes	350	
AUD185 million Westpac Subordinated Notes	185	
AUD250 million Westpac Subordinated Notes	250	
AUD130 million Westpac Subordinated Notes	130	
AUD725 million Westpac Subordinated Notes II	725	
USD1,000 million Westpac Subordinated Notes	1,532	
USD1,250 million Westpac Subordinated Notes	1,920	
AUD1,000 million Westpac Subordinated Notes	1,000	
USD1,500 million Westpac Subordinated Notes	2,303	
USD1,000 million Westpac Subordinated Notes	1,532	
USD1,500 million Westpac Subordinated Notes	2,303	
AUD1,250 million Westpac Subordinated Notes	1,250	
EUR1,000 million Westpac Subordinated Notes	1,506	
USD1,000 million Westpac Subordinated Notes	1,532	
USD1,250 million Westpac Subordinated Notes	1,920	
JPY26,000 million Westpac Subordinated Notes	276	
USD1,000 million Westpac Subordinated Notes	1,532	
SGD450 million Westpac Subordinated Notes	483	
Total Basel III complying instruments	23,791	Row 46
Total Basel III non complying instruments		
Less: Basel III transitional adjustment		Row 85
Total Basel III non complying instruments after transitional adjustment	-	Row 47
Provisions	411	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	24,202	Row 51

$m	30 September 2022	Capital Disclosure Template Reference
Table f		
Treasury Shares and RSP Treasury Shares		
Total treasury shares per Level 2 Regulatory Balance Sheet	(712)	
Less: Treasury Shares not included for Level 2 Regulatory Capital	-	
Total per Capital Disclosure Template - Treasury Shares	(712)	Row 26a

$m	30 September 2022	Capital Disclosure Template Reference
Table g		
Accumulated Other Comprehensive Income (and other reserves)		
Total reserves per Level 2 Regulatory Balance Sheet	2,196	
Less: Share Based Payment Reserve not included within capital	(49)	
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income (and other reserves)	2,147	Row 3

[1] Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

[2] For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

96 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III template.

$m		30 September 2022	Table Reference
	Common Equity Tier 1 capital: instruments and reserves		
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	39,666	
2	Retained earnings	28,763	
3	Accumulated other comprehensive income (and other reserves)	2,147	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-	
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	57	
6	**Common Equity Tier 1 capital before regulatory adjustments**	70,633	
	Common Equity Tier 1 capital : regulatory adjustments		
7	Prudential valuation adjustments	-	
8	Goodwill (net of related tax liability)	(8,118)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(2,263)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-	
11	Cash-flow hedge reserve	(813)	
12	Shortfall of provisions to expected losses	(144)	
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-	
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(324)	
15	Defined benefit superannuation fund net assets	(219)	
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-	
17	Reciprocal cross-holdings in common equity	-	
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-	
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-	
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-	
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(4,809)	
26a	of which: treasury shares	(712)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-	
26c	of which: deferred fee income	300	
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(486)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(1,746)	Table a
26f	of which: capitalised expenses	(2,148)	
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(17)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-	
26i	of which: undercapitalisation of a non-consolidated subsidiary	-	
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	-	
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-	
28	**Total regulatory adjustments to Common Equity Tier 1**	(16,690)	
29	**Common Equity Tier 1 Capital (CET1)**	53,943	

Westpac GROUP
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Appendix I | Regulatory capital reconciliation

$m		30 September 2022	Table Reference
	Additional Tier 1 Capital: instruments		
30	Directly issued qualifying Additional Tier 1 instruments	10,021	Table d
31	of which: classified as equity under applicable accounting standards	-	
32	of which: classified as liabilities under applicable accounting standards	10,021	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	-	
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-	
35	of which: instruments issued by subsidiaries subject to phase out	-	
36	**Additional Tier 1 Capital before regulatory adjustments**	10,021	Table d
	Additional Tier 1 Capital: regulatory adjustments		
37	Investments in own Additional Tier 1 instruments	(25)	
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-	
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-	
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-	
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-	
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-	
42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-	
43	**Total regulatory adjustments to Additional Tier 1 capital**	(25)	
44	**Additional Tier 1 capital (AT1)**	9,996	Table d
45	**Tier 1 Capital (T1=CET1+AT1)**	63,939	
	Tier 2 Capital: instruments and provisions		
46	Directly issued qualifying Tier 2 instruments	23,791	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	-	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-	
49	of which: instruments issued by subsidiaries subject to phase out	-	
50	Provisions	411	Table e
51	**Tier 2 Capital before regulatory adjustments**	24,202	Table e
	Tier 2 Capital: regulatory adjustments		
52	Investments in own Tier 2 instruments	(100)	
53	Reciprocal cross-holdings in Tier 2 instruments	-	
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	-	
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(143)	
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(143)	
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-	
57	**Total regulatory adjustments to Tier 2 capital**	(243)	
58	**Tier 2 capital (T2)**	23,959	
59	**Total capital (TC=T1+T2)**	87,898	
60	**Total risk-weighted assets based on APRA standards**	477,620	

98 | Westpac Group September 2022 Pillar 3 report

Pillar 3 report
Appendix I | Regulatory capital reconciliation

$m		30 September 2022	Table Reference
	Capital ratios and buffers		
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	11.3%	
62	Tier 1 (as a percentage of risk-weighted assets)	13.4%	
63	Total capital (as a percentage of risk-weighted assets)	18.4%	
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)[1]	8.0%	
65	of which: capital conservation buffer requirement[1]	3.5%	
66	of which: ADI-specific countercyclical buffer requirements	0.0%	
67	of which: G-SIB buffer requirement (not applicable)	NA	
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	11.3%	
	National minima (if different from Basel III)		
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.5%	
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.0%	
71	National total capital minimum ratio (if different from Basel III minimum)	8.0%	
	Amount below thresholds for deductions (not risk-weighted)		
72	Non-significant investments in the capital of other financial entities	157	Table c
73	Significant investments in the ordinary shares of financial entities	329	Table c
74	Mortgage servicing rights (net of related tax liability)	-	
75	Deferred tax assets arising from temporary differences (net of related tax liability)	1,746	Table a
	Applicable caps on the inclusion of provisions in Tier 2		
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	88	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	172	
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	323	Table e
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	2,047	
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)		
80	Current cap on CET1 instruments subject to phase out arrangements	NA	
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)	NA	
82	Current cap on AT1 instruments subject to phase out arrangements	NA	
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	NA	
84	Current cap on T2 instruments subject to phase out arrangements	NA	
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	NA	Table e

Countercyclical buffer

The table below details Westpac's countercyclical buffer requirement.

Sep-22	Exposure at default	Risk Weighted Assets[2]	Jurisdictional buffer	ADI-specific buffer
Hong Kong	440	204	1.00%	0.00056%
Luxembourg	266	67	0.50%	0.00009%
Norway	1	1	1.50%	0.00001%
Other	1,213,335	367,218	0.00%	0.00000%
Total	1,214,041	367,490		0.00070%

Total Risk Weighted Assets	477,620
Countercyclical capital buffer	3

[1] Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.
[2] Represents total private sector (excludes Banks and Sovereigns) credit and specific market risk weighted assets.

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Appendix II | Entities included in regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI's 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation
1925 (Commercial) Pty Limited
1925 (Industrial) Pty Limited
Bill Acceptance Corporation Pty Limited
Capital Finance Australia Limited
CBA Pty Limited
Challenge Limited
Mortgage Management Pty Limited
Partnership Pacific Pty Limited
Partnership Pacific Securities Pty Limited
Pashley Investments Pty Limited
Sallmoor Pty Limited
Sixty Martin Place (Holdings) Pty Limited
St.George Business Finance Pty Limited
St.George Finance Holdings Limited
St.George Security Holdings Pty Limited
Value Nominees Pty Limited
Westpac Administration 2 Pty Limited
Westpac Administration Pty Limited
Westpac Debt Securities Pty Limited
Westpac Direct Equity Investments Pty Limited
Westpac Financial Holdings Pty Limited
Westpac Investment Vehicle Pty Limited
Westpac Leasing Nominees-Vic.-Pty Limited
Westpac Properties Pty Limited
Westpac Securitisation Holdings Pty Limited
Westpac Structured Products Limited
Westpac TPS Trust
Westpac Unit Trust

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited
Altitude Administration Pty Limited
Altitude Rewards Pty Limited
Aotearoa Financial Services Limited
Belliston Pty Limited
BT (Queensland) Pty Limited
BT Financial Group Holdings Pty Ltd
BT Financial Group (NZ) Limited
BT Financial Group Pty Limited
BT Securities Limited
Capital Finance (NZ) Pty Limited
Crusade ABS Series 2017-1P Trust
Crusade ABS Series 2018-1P Trust
Crusade Trust No.2P of 2008
Danaby Pty Limited
General Credits Pty Limited
Hastings Management Pty Limited
MoneyBrilliant Pty Ltd
Net Nominees Limited
Number 120 Limited
Qvalent Pty Limited
RAMS Financial Group Pty Limited
RMS Warehouse Trust 2007-1
Series 2008-1M WST Trust
Series 2013-1 WST Trust
Series 2013-2 WST Trust
Series 2014-1 WST Trust
Series 2014-2 WST Trust
Series 2015-1 WST Trust
Series 2019-1 WST Trust
Series 2020-1 WST Trust
Series 2021-1 WST Trust
Series 2022-1P WST Trust
St.George Finance Limited

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Appendix II | Entities included in regulatory consolidation

Level 2 Entities (Continued)

St.George Motor Finance Limited
The Home Mortgage Company Limited
W2 Investments Pty Limited
Westpac (NZ) Investments Limited
Westpac Administration 3 Pty Limited
Westpac Administration 4 Pty Limited
Westpac Altitude Rewards Trust
Westpac Americas Inc.
Westpac Asian Lending Pty Limited
Westpac Bank-PNG-Limited
Westpac Capital Markets Holding Corp.
Westpac Capital Markets LLC
Westpac Capital-NZ-Limited
Westpac Cash PIE Fund
Westpac Covered Bond Trust
Westpac Digital Partnerships Pty Ltd
Westpac Equity Holdings Pty Limited
Westpac Equity Investments NZ Limited
Westpac Europe GmbH
Westpac Europe Limited
Westpac Finance (HK) Limited
Westpac Financial Services Group Limited
Westpac Financial Services Group-NZ-Limited
Westpac Global Capital Markets Pty Limited
Westpac Group Investment-NZ-Limited
Westpac Holdings-NZ-Limited
Westpac Investment Capital Corporation
Westpac Investment Vehicle No.2 Pty Limited
Westpac Investment Vehicle No.3 Pty Limited
Westpac New Zealand Group Limited
Westpac New Zealand Limited
Westpac Notice Saver PIE Fund
Westpac NZ Covered Bond Holdings Limited
Westpac NZ Covered Bond Limited
Westpac NZ Operations Limited
Westpac NZ Securitisation Holdings Limited
Westpac NZ Securitisation Limited
Westpac NZ Securitisation No.2 Limited
Westpac Overseas Holdings Pty Limited
Westpac Overseas Holdings No. 2 Pty Limited
Westpac Securities Limited
Westpac Securities NZ Limited
Westpac Securitisation Management Pty Limited
Westpac Singapore Limited
Westpac Syndications Management Pty Limited
Westpac Term PIE Fund
Westpac USA Inc.

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Appendix II | Entities included in regulatory consolidation

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited

Asgard Capital Management Limited

Asgard Wealth Solutions Limited

BT Financial Group Resources Pty Ltd

BT Funds Management (NZ) Limited

BT Funds Management Limited

BT Funds Management No.2 Limited

BT Portfolio Services Limited

GIS Private Nominees Pty Limited

Hastings Funds Management Pty Limited

Hyde Potts Insurance Services Pte. Limited

Magnitude Group Pty Limited

Pendal Short Term Income Fund

Red Bird Ventures Limited

Reinventure Fund, I.L.P.

Reinventure Fund II I.L.P

Reinventure Fund III I.L.P

Reinventure Special Purpose Investment Unit Trust

Securitor Financial Group Pty Limited

Sydney Capital Corporation Inc.

Waratah Receivables Corporation Pty Limited

Waratah Securities Australia Limited

Westpac Financial Services Limited

Westpac New Zealand Staff Superannuation Scheme Trustee Limited

Westpac Nominees-NZ-Limited

Westpac RE Limited

Westpac Securities Administration Limited

Westpac Superannuation Nominees-NZ-Limited

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Appendix III | Level 3 entities' assets and liabilities

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

30 September 2022 $m	Total Assets	Liabilities (excluding equity)
a) Securitisation		
Sydney Capital Corporation Inc.	0	0
Waratah Receivables Corporation Pty Limited	0	0
Waratah Securities Australia Limited	0	0
b) Insurance, funds management and other		
Advance Asset Management Limited	51	27
Asgard Capital Management Limited	32	12
Asgard Wealth Solutions Limited	26	3
BT Financial Group Resources Pty Ltd	-	-
BT Funds Management (NZ) Limited	54	9
BT Funds Management Limited	443	320
BT Funds Management No.2 Limited	10	2
BT Portfolio Services Limited	139	62
GIS Private Nominees Pty Limited	13	3
Hastings Funds Management Pty Limited	0	-
Hyde Potts Insurance Services Pte. Limited	19	1
Magnitude Group Pty Limited	3	0
Pendal Short Term Income Fund	256	256
Red Bird Ventures Limited	15	3
Reinventure Fund II I.L.P	79	0
Reinventure Fund III I.L.P	70	0
Reinventure Fund, I.L.P.	47	6
Reinventure Special Purpose Investment Unit Trust	45	0
Securitor Financial Group Pty Limited	3	0
Westpac Financial Services Limited	38	22
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	-	-
Westpac Nominees-NZ-Limited	4	0
Westpac RE Limited	8	1
Westpac Securities Administration Limited	7	0
Westpac Superannuation Nominees-NZ-Limited	0	0

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Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

$m	30 September 2022	31 March 2022	30 September 2021
Provisions associated with eligible portfolios			
Total provisions for impairment charges	4,635	4,682	5,007
plus provisions associated with partial write-offs	377	304	40
less ineligible provisions[1]	(143)	(101)	(104)
Total eligible provisions	4,869	4,885	4,943
Regulatory expected downturn loss	4,690	4,947	5,168
Excess/(shortfall) in eligible provisions compared to regulatory expected downturn loss	179	(62)	(225)
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	(144)	(164)	(225)

[1] Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.
[2] Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

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Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website[1].

In addition to this report, the regulatory disclosures section of the Westpac website contains the reporting requirements for:

- Capital instruments under Attachment B of APS330; and
- The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General Requirements			
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	94
Paragraph 13		Level 3 entities' assets and liabilities	103
Paragraph 49		Summary leverage ratio	22
Attachment A:			
Table 1: Capital disclosure template		Capital disclosure template	95
Attachment C:			
Table 3: Capital adequacy	(a) to (e)	Capital requirements	20
	(f)	Westpac's capital adequacy ratios	19
		Capital adequacy ratios of major subsidiary banks	19
Table 4: Credit risk	(a)	Exposure at Default by major type	34
	(b)	Impaired and past due loans by portfolio	41
	(c)	General reserve for credit losses	31
Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	67
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	68
	(c)	Trading book summary of on and off-balance sheet securitisation by exposure type	71
Attachment D:			
Table 6: Capital adequacy	(b) to (f)	Capital requirements	20
	(g)	Westpac's capital adequacy ratios	19
		Capital adequacy ratios of major subsidiary banks	19
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	34
	(c)	Exposure at Default by geography	39
	(d)	Exposure at Default by industry classification	36
	(e)	Exposure at Default by residual contractual maturity	40
	(f)	Impaired and past due loans by industry classification	42
	(g)	Impaired and past due loans by geography	43
	(h)	Movement in provisions for impairment charges	32
	(h)	Loan impairment provisions	31
	(i)	Exposure at Default by measurement method	35
	(j)	General reserve for credit losses	31
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	44
		Property finance	45
		Project finance	46

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

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Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 9: Credit risk - disclosures for portfolios subject to IRB approaches	(d)	Corporate portfolio by external credit rating	47
		Business lending portfolio by external credit rating	48
		Sovereign portfolio by external credit rating	49
		Bank portfolio by external credit rating	50
		Residential mortgages portfolio by PD band	51
		Australian credit cards portfolio by PD band	52
		Other retail portfolio by PD band	53
		Small business portfolio by PD band	54
	(e)	Actual losses	55
	(f)	Comparison of regulatory expected and actual loss rates	56
Table 10: Credit risk mitigation disclosures	(b) to (c)	Total exposure covered by collateral, credit derivatives and guarantees	59
Table 11: General disclosure for exposures related to counterparty credit risk	(b)	Counterparty credit risk summary	61
	(c)	Credit derivative transactions that create exposures to counterparty credit risk	61
Table 12: Securitisation exposures		**Banking Book**	
	(g) part i and (h) to (i)	Summary of assets securitised by Westpac	66
	(g) part ii	Summary of total Westpac sponsored third party assets securitised	66
	(j)	Summary of securitisation activity by asset type	67
	(k)	Summary of on and off-balance sheet securitisation by exposure type	68
	(l) part i	Securitisation exposure by risk weight band	69
	(l) part ii	Securitisation exposures deducted from capital	69
	(m)	Securitisation subject to early amortisation treatment	69
	(n) part i	Resecuritisation exposure subject to credit risk mitigation	69
	(n) part ii	Resecuritisation exposure to guarantors	69
		Trading Book	
	(o) part i and (p)	Summary of assets securitised by Westpac	70
	(o) part ii	Summary of total Westpac sponsored third party assets securitised	70
	(q)	Summary of securitisation activity by asset type	70
	(r)	Aggregate amount of exposures securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk	70
	(s)	Summary of on and off-balance sheet securitisation by exposure type	71
	(t) part i	Securitisation exposure retained or purchase subject to specific risk	71
	(t) part ii	Securitisation exposure subject to APS120 for Specific risk by risk weight band	71
	(u) part i	Capital requirements for securitisation exposure subject to internal models approach (IMA) by risk classification	71
	(u) part ii	Capital requirements for securitisation regulatory capital approaches by risk weight band	71
	(u) part iii	Securitisation exposures deducted from capital	72
	(v)	Securitisation subject to early amortisation treatment	72
	(w) part i	Aggregate resecuritisation exposures retain or purchased subject to credit risk mitigation	72
	(w) part ii	Resecuritisation exposure to guarantors credit worthiness	72

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Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	74
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	75
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	82
	(d) to (e)	Gains/losses	82
	(f)	Capital requirement[1]	N/A
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	78
	(b)	Capital requirement	78
Attachment E			
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	22
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	23
Attachment F			
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	84
Table 21: Net Stable Funding Ratio template		Net Stable Funding Ratio disclosure	85
Attachment G[2]			
Table 21: Remuneration disclosure requirements	(g)	Governance structure	90
	(h)	Quantitative Disclosures	93
	(i)	Deferred remuneration	93
	(j) to (k)	Total value of remuneration awards for the current financial year for senior managers and material risk takers	93

[1] Equity exposures are not risk weighted at Level 2.
[2] Remuneration disclosure is an annual reporting requirement under APS330.

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Glossary

Term	Description
Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital	Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.
Alternate Liquid Assets (ALA)	Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank's internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian accounting standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand standard industrial classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Committed Liquidity Facility (CLF)	Facility established with the RBA to cover the shortfall in Australian dollars between the ADI's holding of HQLA and net cash outflows. The CLF is an ALA for the Group's LCR calculation.
Common equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit valuation adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default	A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place: • the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and • the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

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Glossary

Term	Description
Defaulted not impaired	Includes facilities where: • contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or • an order has been sought for the customer's bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and • the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. These facilities, while in default, are not treated as impaired for accounting purposes.
Double default rules	Double default applies to exposures where a particular obligor's exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.
Exposure at default (EAD)	EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default.
Extended licensed entity (ELE)	An extended licensed entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single 'stand-alone' entity.
External credit assessment institution (ECAI)	ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions' rated credit exposures (including securitisation exposures).
Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
High-quality liquid assets (HQLA)	Assets which meet APRA's criteria for inclusion as HQLA in the numerator of the LCR.
Impaired exposures	Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer's outlook, cashflow, and the net realisation of value of assets to which recourse is held: • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and • any other facilities where the full collection of interest and principal is in doubt.

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Glossary

Term	Description
Industry	Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as "retail" and not further broken down.
Interest rate risk in the banking book (IRRBB)	The risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates.
Internal ratings-based approach (IRB & Advanced IRB)	These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.
Leverage ratio	The leverage ratio is defined by APRA as Tier 1 capital divided by the "Exposure measure" and is expressed as a percentage. "Exposure measure" includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures.
Liquidity coverage ratio (LCR)	An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario.
Loss given default (LGD)	The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer's capital and debt structure.
Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net cash outflows	Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA's liquidity standard.
Net interest income at risk (NaR)	BRiskC approved limit expressed as a defined basis point shock in interest rates over a one year risk horizon.
Net Stable Funding Ratio (NSFR)	The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI's capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI's assets and off-balance sheet activities. ADI's must maintain an NSFR of at least 100%.
Off-balance sheet exposure	Credit exposures arising from facilities that are not recorded on Westpac's balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac's derivative products are included in off-balance sheet exposure.

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Glossary

Term	Description
On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac's balance sheet (under accounting methodology).
Potential future credit exposure (PFCE)	The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112.
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.
Resecuritisation	A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure.
Risk weighted assets (RWA)	Assets (both on and off-balance sheet) are risk weighted according to each asset's inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.
Securitisation purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Securities financing transactions (SFT)	APRA defines SFTs as "transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements."
Sponsor	An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.
Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR (SVaR)	Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR.
Substitution approach	Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor's exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty's PD is used in place of the obligors' PD.
Supervisory Formula Approach (SFA)	The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements.
Synthetic securitisation	A securitisation whereby the credit risk, or part of the credit risk, of a pool is transferred to a third party which need not be an SPV. The transfer of credit risk can be undertaken through the use of funded (e.g. credit linked notes) or unfunded (e.g. credit default swaps) credit derivatives or guarantees.
Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital.

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Glossary

Term	Description
Trading book	Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac's trading activity.
Value at risk (VaR)	VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

$	30 September 2022	31 March 2022	30 September 2021
USD	0.6491	0.7481	0.7205
GBP	0.5841	0.5704	0.5359
NZD	1.1355	1.0760	1.0477
EUR	0.6620	0.6704	0.6211

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Disclosure regarding forward-looking statements

The information contained in this report contains statements that constitute "forward-looking statements" within the meaning of section 21E of the U.S. Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac's intent, belief or current expectations with respect to its business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability- related statements, commitments, targets, projections and metrics, and other estimated and proxy data.

Words such as 'will', 'may', 'expect', 'intend', 'seek', 'would', 'should', 'could', 'continue', 'plan', 'estimate', 'anticipate', 'believe', 'probability', 'indicative', 'risk', 'aim', 'outlook', 'forecast', 'assumption', 'projection', 'target,' goal', 'guidance', 'ambition' or other similar words are used to identify forward-looking statements. These statements reflect Westpac's current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond Westpac's control (and the control of Westpac's officers, employees, agents and advisors), and have been made based upon management's expectations or beliefs concerning future developments and their potential effect upon Westpac.

Forward-looking statements may also be made, verbally or in writing, by members of Westpac's management or Board in connection with this report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this report.

There can be no assurance that future developments or performance will align with Westpac's expectations or that the effect of future developments on Westpac will be those anticipated. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results could differ materially from the expectations described in this report. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section entitled 'Risk factors' under the section 'Risk and risk management' in Westpac's 2022 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events.

Except as required by law, Westpac assumes no obligation to revise or update any forward-looking statements in this report, whether from new information, future events, conditions or otherwise, after the date of this report.

Westpac GROUP

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